PRELIMINARY PROXY STATEMENT

UNITED STATES

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HECKMANN CORPORATION

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HECKMANN CORPORATION

14646 N. Kierland Blvd., Suite 260

Scottsdale, Arizona 85254

www.heckmanncorp.com

Dear Stockholder:

On behalf of the Board of Directors, we are pleased to invite you to attend the 2013 Annual Meeting of Stockholders of Heckmann Corporation (NYSE: HEK) to be held on May [—], 2013 at 1:00 p.m., Eastern Daylight Time.

To be cost-effective, we are again holding a virtual Annual Meeting via the Internet. We are offering a live webcast of the Annual Meeting for our stockholders at www.virtualshareholdermeeting.com/HEK2013 where you will be able to listen to the Annual Meeting, vote electronically, and submit questions to Mr. Richard J. Heckmann, our Executive Chairman, and Mr. Mark D. Johnsrud, our Chief Executive Officer and Vice Chairman.

In addition, we are pleased to take advantage of the United States Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this delivery process will expedite stockholders’ receipt of proxy materials. This delivery process will also lower the costs and reduce the environmental impact of our Annual Meeting. On March [—], 2013, we mailed to our stockholders of record as of March 18, 2013 a Notice of Annual Meeting of Stockholders, as well as a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement, form of proxy card and Annual Report to Stockholders for the fiscal year ended December 31, 2012. The Notice of Internet Availability of Proxy Materials also provides instructions on how to receive a paper copy of the proxy materials, including a proxy card, by mail and how to vote.

The matters to be acted upon are described in the Notice of Annual Meeting of Stockholders, the Notice of Internet Availability of Proxy Materials and in the Proxy Statement. We encourage you to carefully read these materials, as well as the Annual Report to Stockholders.

We urge you to participate in Heckmann Corporation’s Annual Meeting of Stockholders. Whether or not you plan to attend our live webcast of the Annual Meeting of Stockholders, your vote is very important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet, as described in the proxy materials, or, if you received a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the envelope provided. Instructions regarding all three methods of voting are provided in the Notice of Internet Availability of Proxy Materials and on the proxy card. If you do attend the live webcast, you will have the right to revoke your proxy and vote your shares at that time if you so desire. If you hold your shares through an account with a broker, nominee, fiduciary or other custodian, please follow the instructions you receive from them to vote your shares.

Thank you for your ongoing support of and continued interest in Heckmann Corporation.

Sincerely,

Richard J. Heckmann

Executive Chairman

Mark D. Johnsrud

Chief Executive Officer and Vice Chairman

NOTICE OF THE 2013 ANNUAL MEETING OF STOCKHOLDERS

March [—], 2013

To our Stockholders:

Notice is hereby given that the 2013 Annual Meeting of Stockholders of Heckmann Corporation., a Delaware corporation, will be held on May [—], 2013 at 1:00 p.m., Eastern Daylight Time, via the Internet at www.virtualshareholdermeeting.com/HEK2013.

Only stockholders of record that own our common stock at the close of business on March 18, 2013 are entitled to notice of and to vote at the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of our stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal executive offices located at 14646 N. Kierland Blvd., Suite 260, Scottsdale, Arizona 85254.

At the Annual Meeting, we will consider the following proposals described in detail in the accompanying Proxy Statement:

1	To elect three Class III directors to hold office for a three-year term expiring at the annual meeting of stockholders to be held in 2016 or until their respective successors are elected and qualified, or their earlier death, resignation or removal. The Board of Directors has nominated Richard J. Heckmann, Alfred E. Osborne, Jr. and Kevin L. Spence for election as Class III directors at the meeting;

2	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

3	To hold an advisory vote on executive compensation;

4	To approve an amendment to our Certificate of Incorporation to change the name of the Company to Nuverra Environmental Solutions, Inc.;

5	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May [—], 2013. Our proxy statement is attached. Our financial and other information is contained in our Annual Report to Stockholders for the fiscal year ended December 31, 2012. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless specifically requested. This proxy statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2012 are available at www.proxyvote.com. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. In addition, the Notice of Internet Availability of Proxy Materials provides instructions on how stockholders may request to receive proxy materials for future Annual Meeting materials in printed or email form.

YOUR VOTE IS IMPORTANT: Whether you plan to attend our live webcast of the Annual Meeting or not, please vote your shares by the Internet, telephone or mail in order to ensure the presence of a quorum. If you attend the live webcast, you may choose to vote your shares at that time even if you have previously voted your shares. Any proxy may be revoked by the submission of a later dated proxy or a written notice of revocation before close of the Annual Meeting.

Registered holders may vote:

1	By Internet: go to www.proxyvote.com;

2	By toll-free telephone: call 1-800-690-6903; or

3	By mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

Beneficial Stockholders. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

By Order of the Board of Directors

Damian C. Georgino

Executive Vice President, Corporate Development, Chief Legal Officer and Corporate Secretary

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PROXY STATEMENT FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 8, 2013.

The accompanying proxy is solicited by the Board of Directors (the “Board”) of Heckmann Corporation (“we”, “our”, “us” or the “Company”), a Delaware corporation, for use at its annual meeting of stockholders to be held on May [—], 2013 (the “Annual Meeting”) via live webcast on the Internet at [www.virtualshareholdermeeting.com/heckmann], or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and described below. We first made this proxy statement (“Proxy Statement”) and the attached proxy card available to stockholders on March [—], 2013. You are cordially invited to attend the live webcast of the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Material Acquisitions, Leadership Developments and Rebranding

This past year was one of exceptional growth for our Company. We more than doubled our size in terms of revenues as measured from the beginning of the year, and successfully completed the acquisition of Thermo Fluids Inc. (“Thermo Fluids”) in April 2012 and the merger of Badlands Power Fuels, LLC (“Power Fuels”) into one of our subsidiaries in November 2012.

In connection with the Power Fuels merger, Mark D. Johnsrud, the former Chief Executive Officer of Power Fuels, joined the Board as Vice Chairman and became our new Chief Executive Officer. Richard D. Heckmann, principal founder and former Chief Executive Officer, continues to serve the Company as Executive Chairman of the Board. In addition, Jay C. Parkinson joined as Executive Vice President and Chief Financial Officer in September 2012. Together with the rest of our team of executives and management they provide the Company extensive experience in building and managing an environmental solutions business.

To reflect our expansion to a national environmental solutions company, we have decided to rebrand and rename the Company as “Nuverra Environmental Solutions, Inc.” We are requesting stockholder approval of this name change in Proposal 4 of this Proxy Statement.

The following matters will be considered at the Annual Meeting of Stockholders:

1	The election of three Class III directors to hold office for a three-year term expiring at the annual meeting of stockholders to be held in 2016 or until their respective successors are elected and qualified, or their earlier death, resignation or removal. The Board of Directors has nominated Richard J. Heckmann, Alfred E. Osborne, Jr. and Kevin L. Spence for election as Class III directors at the meeting;

2	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

3	An advisory vote on executive compensation;

4	The approval of an amendment to our Certificate of Incorporation to change the name of the Company to Nuverra Environmental Solutions, Inc.;

5	The transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

HOW TO PARTICIPATE IN THE ELECTRONIC MEETING

In order to participate in the Annual Meeting, please log on to www.virtualshareholdermeeting.com/HEK2013, click on the “Investors” section and then the “Annual Meeting Webcast” link at least 15 minutes prior to the start of the 1:00 p.m. Eastern Daylight Time meeting to provide time to register and download the required audio software, if needed. All stockholders will need to register by entering your name and, if you would like to ask a question during the question and answer session following the Annual Meeting presentation, you will also need to enter the control number received with your Notice of Internet Availability of Proxy Materials or, if you requested a paper copy, the proxy card. Questions that would be appropriate to raise in person and that relate to the purpose of the meeting will be accepted during the meeting. To submit questions, please access the Annual Meeting webcast and select “Ask a Question.”

The webcast replay will be available at www.virtualshareholdermeeting.com/HEK2013 until December 31, 2013.

SOLICITATION AND VOTING

Voting Rights and Outstanding Shares

Only stockholders of record as of the close of business on March 18, 2013 will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof. As of that date, we had 251,860,911 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held by such stockholder. Our Bylaws provide that a majority of the outstanding shares of our common stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

Vote Required

If a quorum is present, the votes required for the proposals to be considered at the Annual Meeting and the treatment of abstentions and broker non-votes in respect of such proposals are as follows:

•

Proposal 1: The three nominees for Class III director receiving the highest number of votes will be elected Class III directors. Abstentions and broker non-votes will not have any effect on the election of directors. Note that if your shares are held by a broker or nominee, such broker or nominee will not have authority to vote your shares in the election of directors unless you provide instructions to him or her regarding how you would like your shares to be voted. Stockholders are not permitted to cumulate their shares for purposes of electing directors.

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Proposals 2 and 3: Our Bylaws state that each of the items brought before the stockholders at the Annual Meeting requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting. Notwithstanding the vote required by our Bylaws, Proposal 2 (ratification of the selection of our independent registered public accounting firm) and Proposal 3 (an advisory vote on executive compensation), are advisory only and are not binding on us. Our Board will consider the outcome of the vote on each of these proposals in considering what action, if any, should be taken in response to the advisory vote by stockholders. Abstentions will have the same effect as an “against” vote, but broker non-votes will not have any effect on the outcome of the vote on these proposals. Note that if your shares are held by a broker or nominee, such broker or nominee may exercise his or her discretion to vote your shares for Proposal 2 (ratification of the selection of our independent registered public accounting firm) but will not have authority to vote your shares on Proposal 3 (an advisory vote on executive compensation) unless you provide instructions to him or her regarding how you would like your shares to be voted.

•

Proposal 4: Notwithstanding our Bylaws, under Delaware law Proposal 4 (approval of the amendment to our Certificate of Incorporation to change the name of the Company) requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote. Note that if your shares are held by a broker or nominee, such broker or nominee will not have authority to vote your shares on Proposal 4 unless you provide instructions to him or her regarding how you would like your shares to be voted. Abstentions and broker non-votes will have the same effect as an “against” vote.

Solicitation of Proxies

We will bear the expense of soliciting proxies. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail, or otherwise. We are required to request that brokers and nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we will reimburse these brokers and nominees for their reasonable expenses incurred in so doing.

Voting Instructions and Revocation of Proxy

All shares of our common stock represented by properly executed proxies received before or at the Annual Meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxies. If no instructions are indicated on a proxy, the shares represented by such proxy will be voted as the Board recommends on each proposal. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Corporate Secretary of the Company a written notice revoking the proxy or a duly executed proxy with a later date, or by attending the live webcast of the Annual Meeting and voting his or her shares at that time. Attendance at the live webcast of the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

Stockholders whose shares are registered in their own names may vote (1) by returning a proxy card (if they have received one), (2) via the Internet, or (3) by telephone. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth in the Notice of Internet Availability of Proxy Materials and on the proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow the stockholder to vote his or her shares and confirm that his or her voting instructions have been properly recorded. If you do not wish to vote via the Internet or telephone, please complete, sign and return a proxy card (if they have received one). The Notice of Internet Availability of Proxy Materials provides instructions on how stockholders may request printed proxy materials (including a proxy card).

PROPOSAL 1—ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

Background

We have a classified Board currently consisting of nine members, all but two of whom are non-employee directors, divided into three classes (Class I, Class II and Class III). Directors in each class are elected to serve for three-year staggered terms that expire in successive years. Our Class III directors’ terms expire this year. Accordingly, we are holding an election for our Class III directors at the Annual Meeting, with each Class III director elected to serve a three-year term.

The Board has nominated Richard J. Heckmann, Alfred E. Osborne, Jr. and Kevin L. Spence for election as Class III directors for three-year terms expiring at the annual meeting of stockholders to be held in 2016 or until their successors are elected and qualified, or their earlier death, resignation or removal. If the nominees decline to serve or become unavailable for any reason, or if any additional vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Board may designate. Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected.

Vote Required and Board Recommendation

If a quorum is present and voting, the three nominees for Class III director receiving the highest number of votes will be elected as Class III directors. Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum, but will have no effect on the result of the vote. Biographical information, including the principal occupation of and other directorships held by each director for at least the past five years as well as the specific experience, qualifications, attributes and skills that led to the conclusion that each director should serve as a member of the Board is provided below with respect to the Class III nominees as well as the Class I and Class II directors whose terms of office will continue after the Annual Meeting.

THE BOARD RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

Information Regarding Directors and Nominees

The following table sets forth information regarding our current directors, including the Class II nominees proposed to be elected at the Annual Meeting. There are no family relationships between any directors or executive officers of the Company.

Name	Position with our Company	Age	Director Since
Class III Directors Nominated for Election at the 2013 Annual Meeting of Stockholders Whose Terms, if elected, Will Expire at the 2016 Annual Meeting of Stockholders:

Richard J. Heckmann	Executive Chairman	69	2007
Alfred E. Osborne, Jr.	Director	68	2007
Kevin L. Spence	Director	56	2010

Class I Directors Whose Terms Expire at the 2014 Annual Meeting of Stockholders:

Edward A. Barkett	Director	46	2009
Lou Holtz	Director	76	2007
Robert B. Simonds, Jr.	Vice Chairman	50	2010

Class II Directors Whose Terms Expire at the 2015 Annual Meeting of Stockholders:

Mark D. Johnsrud	Chief Executive Officer and Vice Chairman	54	2012
J. Danforth Quayle	Director	66	2007
Andrew D. Seidel	Director	50	2008

Class III Directors Nominated for Election at the 2013 Annual Meeting Whose Terms, if Elected, Will Expire at the 2016 Annual Meeting of Stockholders

Richard J. Heckmann has been serving as Executive Chairman of the Board since November 2012. Mr. Heckmann served as Chairman of the Board and Chief Executive Officer from May 2007 until November 2012, and he has been a director since May 2007. Mr. Heckmann previously served as Chairman of the board of directors and Chief Executive Officer of K2, Inc. (“K2”), a manufacturer of sporting goods equipment, until his retirement from K2 on August 8, 2007, when K2 was acquired by Jarden Corporation. During his tenure as Chairman and Chief Executive Officer of K2 beginning in November 2002, K2 (which was in workout status at that time) more than doubled its revenues, from approximately $582 million for the year ended December 31, 2002 to approximately $1.4 billion for the year ended December 31, 2006, and tripled its net income from approximately $12.1 million for the year ended December 31, 2002 to approximately $37.7 million for the year ended December 31, 2006. Prior to his involvement in K2, in 1990, Mr. Heckmann founded United States Filter Corporation (“USFilter”), a worldwide provider of water and wastewater treatment systems and services, serving as its Chairman, Chief Executive Officer and President. Through a series of acquisitions, USFilter grew from annualized revenues of approximately $17.0 million in 1990 to over $5.0 billion in 1999, when it was acquired by Vivendi S.A. of Paris, France in March 1999 for approximately $8.2 billion, including the assumption of approximately $1.8 billion of debt. In addition to over 40 years of executive management of large operating companies, Mr. Heckmann has extensive experience with business acquisitions at our Company and at USFilter, which it successfully completed more than 150 acquisitions during Mr. Heckmann’s tenure and at K2, which successfully completed more than 20 acquisitions during Mr. Heckmann’s tenure. In 2003, Mr. Heckmann was appointed to the Corporate Accountability and Listing Standards Committee, a special governance committee of the NYSE. He also served as chairman of the Listed Company Advisory Committee of the NYSE from 2001 to 2003. Mr. Heckmann has served on many public and private company boards during the past 40 years. He currently is a member of the board of directors of Jarden Corporation (NYSE: JAH), which acquired K2 in 2007, serving as chair of Jarden Corporation’s audit committee and a member of Jarden Corporation’s executive compensation committee. Mr. Heckmann is also part owner of the National Basketball Association’s Phoenix Suns franchise.

We believe that Mr. Heckmann’s extensive experience with business acquisitions and corporate finance and past leadership of K2 and USFilter provide the Board with a unique perspective on operational matters and issues involved in the Company’s businesses and strategies. As a founder and former Chief Executive Officer of the Company, Mr. Heckmann also brings to the Board knowledge of the day-to-day operations of the Company, which provides valuable insight to the Board as it reviews the Company’s strategic and financial plans. Mr. Heckmann’s prior service with the NYSE as well as his 40 years of service on the boards of many public and private companies also gives him extensive knowledge of the operations of public companies and potential issues facing companies such as ours that are listed on the NYSE as well as corporate governance practices and accountability.

Alfred E. Osborne, Jr. has served as a director since May 2007. Dr. Osborne is the Senior Associate Dean at the UCLA Anderson School of Management, a position he assumed in July 2003. He has been employed as a professor at UCLA since 1972 and has served the school in various capacities over the years. Currently, he also serves as the faculty director of the Harold Price Center for Entrepreneurial Studies at UCLA, a position he has held since July 2003. Dr. Osborne is a member of the board of directors of Kaiser Aluminum, Inc. (KALU:NASDAQ), a fabricated aluminum products manufacturing company, where he is Lead Director, a member of the audit committee and chair of the corporate governance committee; Fulcrum BioEnergy, Inc.; AFH Acquisition VII, Inc., a special purpose company formed to acquire automobile dealerships; and Wedbush, Inc., a financial services and investment firm. Dr. Osborne also serves as a director of First Pacific Advisors’ Capital, Crescent, International Value, and New Income Funds. Dr. Osborne has served on many public and private company boards during the past 30 years, including service on audit and governance committees.

We believe that Dr. Osborne’s background in entrepreneurial studies at UCLA makes him well positioned to understand complex organizational, financial and managerial issues facing growth-oriented companies, which helps the Board understand and address issues which may exist at our Company as well as the companies or businesses that we may acquire. In addition, his service on the board of directors of financial companies provides him with an understanding of financial and accounting issues which makes him a valuable resource to our Board and the Audit Committee. His long-time service on audit and governance committees on the boards of many public and private companies brings to the Board extensive experience with audit matters and governance issues.

Kevin L. Spence has served as a director since December 2010. Mr. Spence is currently the Chief Financial Officer of Purpose Technologies, Inc. (a/k/a Net Fusion Corporation), a position he has held since March 2010. He has 25 years of experience in the financial and accounting fields, with prior positions including Chief Financial Officer of Citation Technologies, Inc. since 2002, and Executive Vice President and Chief Financial Officer of USFilter from January 1992 to December 2000. Prior to that, he was an audit partner with the international accounting firm of KPMG LLP. Mr. Spence was Chief Financial Officer of GreenCore Technologies, Inc. (f/k/a AquaCell Technologies, Inc.) from January 2007 to December 2008. Mr. Spence also concurrently served as President and Chief Financial Officer of Aquacell Water, Inc., a former wholly owned subsidiary of GreenCore Technologies that shared corporate offices and operated under the same executive management team as GreenCore Technologies after its spin-off in 2006. On November 7, 2008, an involuntary petition for liquidation under Chapter 7 was filed against GreenCore Technology, Inc. in the U.S. Bankruptcy Court for the District of Delaware.

We believe that Mr. Spence’s background as a present and prior Chief Financial Officer of various companies and as an audit partner at KPMG LLP provides the board with keen insight into matters relating to strategic planning, financial reporting and financial management. Mr. Spence’s financial background and broad experience with management issues makes him a valuable resource to the Board and the Audit Committee.

Directors Whose Terms Expire at the 2014 Annual Meeting of Stockholders (Class I Directors)

Edward A. Barkett has served as a director since February 2009. Mr. Barkett is the founder and currently serves as the President of Atlas Properties, Inc., a real estate development and management firm, a position he has held since 1993. For nearly 20 years, Mr. Barkett has been actively involved in building and managing complicated businesses, and in real estate investing, development, construction, leasing, and financing throughout the United States. Mr. Barkett is also a member of the board of directors of Bashas’, Inc., the largest grocery store chain in the State of Arizona, and a member of the board of directors of the San Joaquin Partnership, a public/private economic development corporation dedicated to job creation in San Joaquin County, California.

We believe that Mr. Barkett’s background in real estate investing and financing provides the Board with an invaluable perspective on investing which is useful in the Company’s business of buying operating businesses. In addition, Mr. Barkett’s experience actively building and managing complicated businesses provides the Board with significant expertise relevant to the Company’s business of buying and building companies.

Lou Holtz has served as a director since May 2007. Mr. Holtz became a college football television analyst for ESPN in September 2005 after his retirement as the head football coach of the University of South Carolina in November 2004. Prior to joining the University of South Carolina in 1999, Mr. Holtz held various coaching positions, including eleven seasons at the University of Notre Dame from 1986 to 1996, two seasons at the University of Minnesota from 1984 to 1985, seven seasons at the University of Arkansas from 1977 to 1983, four seasons at North Carolina State University from 1972 to 1975 and three seasons at William and Mary College from 1969 to 1971. Mr. Holtz spent 1976 as the head coach of the New York Jets of the National Football League. Mr. Holtz is a noted motivational speaker and is the author of The Fighting Spirit. He has served on many public and private companies’ boards during the past 20 years, including on the board of K2 from 2001 to 2007, and he provided advisory and consulting services to USFilter from 1996 to 1999. Mr. Holtz is a nationally recognized speaker often engaged by public and private businesses, government and military organizations to provide insight and guidance on leadership and motivational issues applicable to multiple generations of executives, managers, and employees.

We believe that as a successful coach for both collegiate and professional football for over 30 years, Mr. Holtz brings to the Board significant leadership and management skills. Mr. Holtz’s status as a nationally recognized speaker on leadership issues also makes him well-suited to provide the Board with guidance and insight on leadership matters facing the Company. In addition to Mr. Holtz’s ownership interest in several enterprises together with his long-time service on many public and private companies’ boards gives him substantial experience on governance matters and makes him a valuable resource to our Board.

Robert B. Simonds, Jr. has served as a director since May 2010 and as Vice Chairman since October 2010. Mr. Simonds is a longtime advocate for water rights and policy issues and in the immediate past was the Chairman of the Blue Ribbon Committee of the Metropolitan Water District of Southern California (“MWD”), the world’s largest water wholesaler, where he represented the city of Los Angeles from 2004 to 2006. His family owns and controls water rights in Arizona. MWD’s Blue Ribbon Committee makes recommendations for new business models and strategies to position MWD to meet the region’s water-related needs for the future. He was recently appointed to the National Academy of Sciences Board of Water Science and Technology (“BWST”). Mr. Simonds is also the Chairman of the Robert Simonds Company and a seasoned producer of over 30 major motion pictures that have generated in excess of $3.5 billion in worldwide revenue. He serves on the board of the Yale School of Management and is a governor of the Natural History Museum of Los Angeles County.

We believe Mr. Simonds brings extensive experience and knowledge in water rights and policy issues that are critical to the Company’s domestic and international operations focusing on buying and building companies in the environmental solutions sector, and particularly relating to the Company’s water usage, disposal, transportation and treatment business. In addition, Mr. Simonds’ involvement with MWD and BWST provides the Board with insight on the operations and strategic direction of companies in the water sector.

Directors Whose Terms Expire at the 2015 Annual Meeting of Stockholders (Class II Directors)

Mark D. Johnsrud has served as Chief Executive Officer and as Vice Chairman since November 2012. Mr. Johnsrud previously served as Chief Executive Officer of Power Fuels, a leading environmental services company in the Bakken Shale area in North Dakota, of which he was the sole owner prior to the merger of Power Fuels with and into a subsidiary of the Company. Under Mr. Johnsrud’s leadership, Power Fuels saw significant growth from 2005 until the merger in November 2012. Prior to acquiring Power Fuels, Mr. Johnsrud previously served as a Managing Director at Acala Partners Inc., a full-service investment bank focusing on supporting the agribusiness and food sectors. Mr. Johnsrud also served as Senior Vice President and Head of the U.S. Agribusiness Finance Group at Banque National de Paris, and as a Managing Director and Senior Vice President of the Food and Agribusiness Group at Bank of America. Mr. Johnsrud is currently a member of the board of directors and the Executive Committee of the North Dakota Petroleum Counsel, an industry association representing its member companies involved in all aspects of the oil and gas industry in North Dakota, South Dakota, and the Rocky Mountain region. Mr. Johnsrud holds a Masters of Science degree in economics from Texas A&M University and a Bachelor of Science Degree from North Dakota State University.

We believe that Mr. Johnsrud’s significant experience within the environmental services sector, particularly his highly successful execution of a growth strategy for water usage, disposal, transportation and treatment business focusing on the needs of unconventional oil and gas drilling operations, and his background in investment banking and strategic planning provide the Board with valuable perspective and practical experience as the Company continues to expand its footprint and its environmental services offerings. As the former Chief Executive Officer of Power Fuels, Mr. Johnsrud brings to the Board executive leadership, which provides further insight to the Board as it reviews the Company’s strategic and financial plans.

J. Danforth Quayle has served a director since May 2007. Mr. Quayle is the chairman of Cerberus Global Investments, a position he has held since 1999, when he joined Cerberus Capital Management, one of the world’s leading private investment firms with over $27 billion in committed capital. As chairman of Cerberus Global Investments, Mr. Quayle has been actively involved in new business sourcing and marketing in North America, Asia and Europe. Prior to joining Cerberus, Mr. Quayle served as a congressman and senator from the State of Indiana and as the 44th Vice President of the United States. During his tenure as Vice President, President George H.W. Bush named Mr. Quayle to head the Council of Competitiveness, which worked to ensure America’s international competitiveness in the 21st century. During his Vice Presidency, Mr. Quayle made official visits to 47 countries and chaired the National Space Council. Since leaving public office in 1993, Mr. Quayle has established and sold an insurance business in Indiana. For two years he was a distinguished visiting professor of international studies at Thunderbird, The American Graduate School of International Management in Phoenix, Arizona. Mr. Quayle is currently a director of Aozora Bank, Tokyo, Japan. In addition, Mr. Quayle has served on many public and private companies’ boards during the past 20 years, including board and committee service with USFilter and K2.

We believe that Mr. Quayle’s broad experience, including government service, provides the Board with unique insight into leadership and oversight responsibilities. His position as Chairman of Cerberus Global Investments coupled with his active involvement in new business sourcing and marketing also makes Mr. Quayle well-suited to advise the Board on its operations and investments. In addition, Mr. Quayle’s long-time service on public and private companies’ boards provides him with a deep understanding of issues facing public companies such as ours.

Andrew D. Seidel has served as a director since October 2008. Since 2006, Mr. Seidel has served as the Chief Executive Officer of Underground Solutions, Inc. (“UGSI”), a water infrastructure and pipeline company in which the Company has an approximately 7% equity ownership interest as of December 31, 2012. From 2000 to 2005, Mr. Seidel served as both Chief Executive Officer and Chief Operating Officer of USFilter, then a wholly-owned subsidiary of Veolia Environnement S.A. (NYSE: VE), until its sale to Siemens AG. Mr. Seidel also served on the Management Board of Veolia Environnement S.A. from 2001 to 2004. From 1991 to 1999,

Mr. Seidel served as Chief Operating Officer for the Water & Wastewater Group of US Filter. Mr. Seidel currently serves as an Advisory Council Member of Vantage Point Venture Partners, one of the largest clean technology funds in the world. Mr. Seidel has also served as a director of Aqua America (NYSE:WTR), USFilter and National Waterworks, a Thomas Lee/JP Morgan water infrastructure business that was sold to Home Depot in 2006.

We believe that Mr. Seidel’s 20 years of water industry experience provides the Board with valuable perspective and expertise relevant to the Company’s business in the water sector including growth of its water and other environmental services business organically and through acquisitions. Mr. Seidel’s leadership positions with other public and private companies, including five years in executive positions with Veolia Environnement S.A., and six years in executive positions with UGSI, also makes him experienced in financial accounting and SEC compliance issues and brings to the Board the insight of a business leader who has evaluated operational and business issues similar to those facing the Company.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We believe that effective corporate governance is critical to our long-term success and ability to create value for our stockholders. In connection with our initial public offering, or “IPO”, our listing on the American Stock Exchange in November 2007 and our subsequent listing on the NYSE in May 2008, the Board reviewed, and from time to time as appropriate, the Board continues to review, our corporate governance policies and practices, as well as related provisions of The Sarbanes-Oxley Act of 2002, current and proposed rules of the United States Securities and Exchange Commission (“SEC”), and the corporate governance requirements of the NYSE. Based upon its review, the Board has approved charters, policies, procedures and controls that we believe promote and enhance corporate governance, accountability and responsibility with respect to the Company, its management and employees, and a culture of honesty and integrity. Our corporate governance guidelines, code of business conduct and ethics, environmental sustainability policy, and the charters for each of our Board committees are available in the “Governance” section of our website at http://heckmanncorp.com/governance.htm, and are available free of charge upon request addressed to Corporate Secretary, Heckmann Corporation, 14646 N. Kierland Blvd., Suite 260, Scottsdale, Arizona 85254.

Director Independence

We currently have nine directors on our Board. The rules of the NYSE require listed companies to have a board of directors with at least a majority of independent directors. For a director to qualify as independent, the Board must affirmatively determine that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Each member of the Board must meet any mandatory qualifications for membership on the Board, and the Board as a whole must meet the minimum independence requirements imposed by the NYSE or any other exchange or market on which our common stock is listed and any other laws and regulations applicable to us. Each member of the Board is required to promptly advise the Chairman of the Board and the Chairman of the Nominating and Governance Committee of any matters which, at any time, may affect such member’s qualifications for membership under the criteria imposed by any applicable exchange or market, any other laws and regulations or these guidelines, including, but not limited to, such member’s independence.

The Board has determined that seven of our nine Board members, Messrs. Barkett, Holtz, Osborne, Quayle, Seidel, Simonds and Spence, are independent both under current NYSE rules governing independence and under new NYSE rules governing independence, which become effective on July 1, 2013. In reaching its determination, the Board reviewed the corporate governance rules of the NYSE, the Company’s corporate governance policies and the individual circumstances of each director and determined that each of the directors identified as independent satisfied each standard. In particular, in determining that Mr. Seidel is an independent director, the Board considered the Company’s ownership of approximately 7% of the common stock of UGSI, of which Mr. Seidel is the Chief Executive Officer. In making its finding, the Board also considered that the Company does not have any further relationships with UGSI outside of its stock ownership, which was acquired in 2009. In this context, the Board considered the NYSE’s position that the NYSE does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding.

Executive Sessions

NYSE rules require the Company’s non-management directors to meet at regularly scheduled executive sessions without management present. Our Corporate Governance Guidelines, which are discussed more fully below under “Corporate Governance Guidelines,” provide that our non-management directors will meet in executive session without management directors or management present on a regularly scheduled basis, but not less than quarterly. We adopted our Corporate Governance Guidelines in connection with the listing of our common stock on the NYSE, which occurred on May 23, 2008. Our non-management directors held five executive sessions during 2012. The director to preside during an executive session is determined at the beginning of the meeting. In addition, our Audit Committee charter requires that the members of the Audit Committee meet with our independent auditors in executive session. The members of the Audit Committee held four executive sessions with our independent auditors during 2012.

Committees and Meeting Attendance

The Board has established a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee. Each of these Board committees operates under a written charter adopted by the Board. The Board committee charters are available in the “Governance” area of our website at http://heckmanncorp.com/governance.htm. Each committee consists of three persons, none of whom is employed by us and all of whom are independent under NYSE rules. From time to time, the Board will create special committees to address specific matters such as financial or corporate transactions. During 2012, the Board held three special committee meetings to address various ad hoc corporate matters.

Members of the Audit Committee must also satisfy an additional SEC independence requirement, set forth in Rule 10A-3 promulgated under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than compensation in their capacity as director, or otherwise be an “affiliated person” of the Company. The Board has determined that Messrs. Osborne (Chair), Barkett, and Spence, each of whom is a member of our Audit Committee, all satisfy the current heightened SEC independence requirements for Audit Committee members.

The Board and its Audit, Compensation and Nominating and Governance Committees meet periodically in person and via conference calls throughout the year, and also hold special meetings and act by written consent from time to time as appropriate. The Board held two meetings during 2012, and as noted above, the non-management members of the Board held 5 executive sessions. In 2012, each director attended 100% of the meetings of the Board and the meetings held by all Board committees on which such person served (during the periods that such person served; provided that Dr. Osborne was not present at one of the Board meetings).

The following table sets forth the three standing committees of the Board, the members of each committee during the last fiscal year and the number of meetings held by each committee.

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Edward A. Barkett	X
Lou Holtz		X	X
Alfred E. Osborne, Jr.	Chair	X	X
J. Danforth Quayle		Chair	Chair
Andrew D. Seidel
Robert B. Simonds, Jr.
Kevin L. Spence	X
Number of Meetings held in 2012	4	5	2

Policy Regarding Director Attendance at Annual Meetings of Stockholders

Directors are strongly encouraged to attend our annual meetings of stockholders and we currently expect all of our directors to be in attendance at the Annual Meeting on May [—], 2013. All of our directors attended our 2012 Annual Meeting of Stockholders.

Audit Committee

The members of the Audit Committee are Messrs. Osborne (Chair), Barkett and Spence. As noted above, all members of the Audit Committee meet the independence requirements of the NYSE and the additional independence requirements of the SEC. All members of the Audit Committee also meet the new independence requirements of the NYSE, which become effective on July 1, 2013. The Audit Committee’s written charter can be found in the “Governance” section of our website at http://heckmanncorp.com/governance.htm. The Audit Committee oversees our accounting and financial reporting processes, internal control systems, independent auditor relationships and the audits of our financial statements. The Audit Committee’s responsibilities include the following:

•	selecting and hiring of our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	reviewing and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the design, adequacy, implementation and effectiveness of our internal controls established for finance, accounting, legal compliance and ethics;

•	reviewing the design, adequacy, implementation and effectiveness of our critical accounting and financial policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	reviewing with management and our independent registered public accounting firm the results of our annual and quarterly financial statements;

•	reviewing with management and our independent registered public accounting firm any earnings announcements or other public announcements concerning our operating results;

•	reviewing and approving any related party transactions (See “Certain Relationships and Related Party Transactions” below for further discussion); and

•

overseeing, discussing with our Board, management and our independent registered public accounting firm and, as necessary, making recommendations to our Board regarding how to address risks relating to accounting matters, financial reporting and legal and regulatory compliance and developments, and the services provided by our independent registered public accounting firm.

Audit Committee Financial Expert. The Board has determined that Messrs. Osborne and Spence qualify as “audit committee financial experts” as defined under SEC rules and regulations. As noted above, Messrs. Osborne and Spence meet the independence requirements of the NYSE and the additional independence requirements of the SEC. The Audit Committee’s report appears on page 26 of this Proxy Statement.

Compensation Committee

The members of the Compensation Committee of the Board are Messrs. Quayle (Chair), Osborne and Holtz. As noted above, all members of the Compensation Committee meet the independence requirements of the NYSE, and all are independent, outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and independent non-employee directors within the meaning of Rule 16b-3 promulgated under the Exchange Act. All members of the Compensation Committee also meet the new independence requirements of the NYSE, which become effective on July 1, 2013. The Compensation Committee’s written charter, which was amended to adopt new NYSE requirements regarding independent advisors, is attached as Appendix A hereto and also can be found in the “Governance” section of our website at http://heckmanncorp.com/governance.htm. The Compensation Committee has responsibility for the review, evaluation and approval of executive compensation, including the compensation philosophy, policies and plans for our executive officers.

On behalf of the Board, the Committee monitors and assists the Board in determining compensation for our senior management, directors and employees. The Compensation Committee’s responsibilities include the following:

•	setting performance goals for our officers and reviewing their performance against these goals;

•	reviewing and recommending compensation and benefit plans for our officers and compensation policies for the Board and members of the Board committees;

•	reviewing the terms of offer letters to and employment agreements and arrangements with our officers;

•

reviewing and discussing with the Company’s management the section of this Proxy Statement entitled “Compensation Discussion and Analysis” and determining whether to recommend to the Board that such section be included in our Proxy Statement and in our annual report on Form 10-K;

•	producing an annual report on executive compensation for inclusion in our Proxy Statement; and

•

overseeing, discussing with our Board and management, and, as necessary, making recommendations to the Board regarding how to address risks relating to employment, compensation and benefits policies. To assist it in satisfying these oversight responsibilities, the Compensation Committee meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions being made.

The Board and the Compensation Committee do not discuss or make decisions regarding an executive officer’s compensation in the presence of such executive officer. Except for consulting from time to time at the Committee’s request with our Chairman and Chief Executive Officer (prior to November 30, 2012) and both our Executive Chairman and Chief Executive Office (after November 30, 2012), our executive officers, including the named executive officers (as defined below under “Executive Compensation—Compensation Discussion and Analysis”), do not have any role in determining the form or amount of compensation paid to our named executive officers. However, during 2012, Mr. Heckmann, acting as our Chairman and Chief Executive Officer, did make recommendations to the Compensation Committee with respect to compensation paid to the executive officers other than himself. For more information on the responsibilities and activities of the Compensation Committee, including the committee’s processes for determining executive compensation, see “Compensation Discussion and Analysis” appearing on page 34 and the Compensation Committee’s report on page 43 of this Proxy Statement. The Compensation Committee engaged Linden Place Financial, LLC as an independent compensation consultant during 2011 for the provision of materials to assist the Compensation Committee in determining management compensation.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Quayle (Chair), Holtz and Osborne. There were no interlocks or insider participation between any member of the Board or Compensation Committee and any member of the board of directors or compensation committee of another company.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Messrs. Quayle (Chair), Holtz and Osborne. As noted above, all members of the Nominating and Governance Committee meet the independence requirements of the NYSE. All members of the Nominating and Governance Committee also meet the new independence requirements of the NYSE, which become effective on July 1, 2013. The Nominating and Governance Committee’s written charter can be found in the “Governance” section of our website at http://heckmanncorp.com/governance.htm. On behalf of the Board, the Nominating and Governance Committee assists the Board by identifying individuals qualified to become directors consistent with criteria established by the Board. The Nominating and Governance Committee’s responsibilities include the following:

•	evaluating the composition, size and governance of the Board and its committees and making recommendations regarding future planning and the appointment of directors to committees of our Board;

•	administering a policy for considering nominees for election to the Board;

•	overseeing our directors’ performance and self-evaluation process;

•	developing continuing education programs for the Board;

•	reviewing our corporate governance principles and providing recommendations to the Board regarding possible changes; and

•

overseeing, discussing with our Board and management and, as necessary, making recommendations to the Board regarding how to address, risks relating to management and Board succession planning, ethics, corporate governance and business practices.

Selection of Board Nominees

The Nominating and Governance Committee reviews the qualifications of potential director candidates in accordance with its charter and our Corporate Governance Guidelines, which are discussed below.

The Nominating and Governance Committee’s consideration of a candidate for director includes assessment of the individual’s understanding of our business, the individual’s professional and educational background, skills and abilities and potential time commitment and whether such characteristics are consistent with our Corporate Governance Guidelines and other criteria established by the Nominating and Governance Committee from time to time. In addition, the Nominating and Governance Committee takes into account diversity of background and experience that the individual will bring to the Board. To provide such a contribution to the Company, a director must generally possess one or more of the following, in addition to personal and professional integrity:

•	experience in corporate management;

•	experience with complex business organizations;

•	experience as a board member or officer of another publicly held company;

•	diversity of expertise, experience in substantive matters related to the Company’s business and professional experience as compared to existing members of our Board and other nominees; and

•	practical and mature business judgment.

The Nominating and Governance Committee may also adopt such procedures and criteria not inconsistent with our Corporate Governance Guidelines as it considers advisable for the assessment of director candidates. Other than the foregoing, there are no stated minimum criteria for director nominees. The Nominating and Governance Committee does however recognize that at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that at least a majority of the members of the Board must meet the definition of “independent director” under NYSE rules.

Although we do not have a formal policy with regard to the consideration of diversity in identifying candidates for election to the Board, the Nominating and Governance Committee recognizes the benefits associated with a diverse board, and takes diversity considerations into account when identifying candidates. The Nominating and Governance Committee utilizes a broad conception of diversity, including diversity of professional experience, employment history, prior experience on other boards of directors, and more familiar diversity concepts such as race, gender and national origin. These factors, and others considered useful by the Nominating and Governance Committee, will be reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. After assessing the perceived needs of the Board, the Nominating and Governance Committee identifies specific individuals as a potential source of director candidates with relevant experience. The priorities and emphasis of the Nominating and Governance Committee and of the Board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective board members.

The Nominating and Governance Committee establishes procedures for the nomination process and recommends candidates for election to the Board. Consideration of new Board nominee candidates involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. Board members or employees typically suggest candidates for nomination to the board. In 2012, we did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates.

The Board nominees named in this Proxy Statement were approved by the Nominating and Governance Committee for inclusion in this Proxy Statement, and were each recommended by other members of the Board.

Expansion of the Board of Directors in Connection with Power Fuels Merger

On November 30, 2012, the Company completed the Power Fuels merger. In accordance with the terms of the Agreement and Plan of Merger related to the Power Fuels merger, and a Stockholder’s Agreement entered into at closing between the Company and Mr. Johnsrud (the “Stockholder’s Agreement”), the Company increased the size of the Board from eight to nine members and the vacancy was filled by Mr. Johnsrud, who in addition to becoming Chief Executive Officer, also, upon appointment to the Board, became Vice Chairman. Accordingly, pursuant to the recommendation of the Nominating and Governing Committee, made by unanimous written consent on November 30, 2012, the Board by unanimous written consent on November 30, 2012, expanded the size of the Company’s Board and appointed Mr. Johnsrud as Chief Executive Officer and Vice Chairman, effective upon consummation of the merger. At the same time, Mr. Heckmann, our former Chief Executive Officer and Chairman, moved into the position of Executive Chairman, continuing as Chairman of the Board.

The Stockholder’s Agreement also provides that, under certain circumstances during the two-year period following the closing of the Power Fuels merger, Mr. Johnsrud may designate a second individual to serve as a member of the Board. If Mr. Johnsrud exercises this right, the Board would be increased from nine to ten members to accommodate the additional designee. Mr. Johnsrud has not yet informed the Board whether he intends to exercise this right. If Mr. Johnsrud does not exercise his right to designate a second individual to the Board within the two-year period, he will continue to be entitled to designate a second Board member until such time as his beneficial ownership in the Company has been reduced below 20% of the then-outstanding voting shares of the Company. He will continue to be entitled to designate the first designee (currently himself) until such time as his beneficial ownership in the Company has been reduced below 10% of the then-outstanding voting shares of the Company. Mr. Johnsrud currently has beneficial ownership of approximately 38% of the outstanding shares of voting stock of the Company.

Stockholder Nominations

The Nominating and Governance Committee will consider stockholder recommendations for candidates for the Board if the stockholder complies with the advance notice, information and consent provisions contained in our Bylaws. See “Stockholder Proposals For The 2014 Annual Meeting” below for more information on these requirements.

The Nominating and Governance Committee will evaluate recommendations for director nominees submitted by directors, management or qualifying stockholders in the same manner. All directors and director nominees (including any individuals designated by Mr. Johnsrud pursuant to the Stockholder’s Agreement) will be required to submit a completed directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Governance Committee.

To be in proper written form, our Bylaws provide that a stockholders’ notice to the Corporate Secretary must set forth as to each person whom the stockholder proposes to nominate as a director: (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) with respect to the nomination, including the nominee, (iv) any derivative positions with respect to shares of the Company’s capital stock held or beneficially held by or on behalf of such stockholder, the extent to which any hedging or other transaction or series of transactions has been entered into with respect to shares of the Company’s capital stock by or on behalf of such stockholder, and the extent to which any other agreement or understanding has been made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such stockholder with respect to shares of the Company’s capital stock, (v) a representation that such stockholder is a holder of record entitled to vote at the annual meeting and intends to appear in person or by proxy at the annual meeting to bring such nomination before the annual meeting, (vi) a representation whether the stockholder intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or (B) otherwise to solicit proxies from stockholders in support of such nomination, and (vii) any other information relating to such stockholder required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

In addition, the stockholder’s notice to our Corporate Secretary with respect to persons that the stockholder proposes to directly nominate as a director must set forth (A) as to each individual whom the stockholder proposes to nominate, all information relating to the person that is required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, pursuant to Regulation 14A (or any successor provisions) under the Exchange Act (including their name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by such candidate, and the written consent of the such person to be named in the proxy statement as a nominee and to serve as a director if elected) and (B) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Stockholder Communications with the Board

Stockholders may communicate with any of the Company’s directors, including the chair of any of the committees of the Board or the non-management directors as a group by writing to them c/o Corporate Secretary, Heckmann Corporation, 14646 N. Kierland Blvd., Suite 260, Scottsdale, Arizona 85254. Please specify to whom your correspondence should be directed. The Corporate Secretary will promptly forward all correspondence to the Board or any specific committee member, as indicated in the correspondence, except for junk mail, mass mailings, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. The Company’s Corporate Secretary may forward certain correspondence, such as product-related or service-related inquiries, elsewhere within the Company for review and possible response.

Any interested party, including any employee, may make confidential, anonymous submissions regarding questionable accounting or auditing matters or internal accounting controls and may communicate directly with the Executive Chairman or either Vice Chairman by letter to the above address, marked for the attention of the Executive Chairman or Vice Chairman. Any written communication regarding accounting, internal accounting controls or other financial matters are processed in accordance with procedures adopted by the Audit Committee.

Code of Business Conduct and Ethics

The Company has a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees of the Company. The Code of Business Conduct and Ethics is available in the “Governance” section of the Company’s website at http://heckmanncorp.com/governance.htm and a printed copy may also be obtained by any stockholder upon request directed to the Heckmann Corporation, 14646 N. Kierland Blvd., Suite 260, Scottsdale, Arizona 85254, Attention: Corporate Secretary. The Company intends to post amendments to or waivers, if any, from its Code of Business Conduct and Ethics (to the extent applicable to the Company’s directors or its principal executive officer, principal financial officer, or principal accounting officer) at this location on its website. Among other matters, our Code of Business Conduct and Ethics is designed to promote:

•	honest and ethical conduct;

•	avoidance of conflicts of interest;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our other public communications;

•	compliance with applicable governmental laws and regulations and stock exchange rules;

•	prompt internal reporting of violations of the Code of Business Conduct and Ethics to an appropriate person or persons identified in the code; and

•	accountability for adherence to the Code of Business Conduct and Ethics.

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines that we believe reflect the Board’s commitment to a system of governance that enhances corporate responsibility and accountability. The Nominating and Governance Committee is responsible for implementing the guidelines and making recommendations to the Board concerning corporate governance matters. The guidelines are available in the “Governance” section of our website at http://heckmanncorp.com/governance.htm. We will also furnish copies of the guidelines to any person who requests them. Requests for copies should be directed to the Heckmann Corporation, 14646 N. Kierland Blvd., Suite 260, Scottsdale, Arizona 85254, Attention: Corporate Secretary.

Among other matters, the Corporate Governance Guidelines include the following:

•	Membership on the Board will be made of up a majority of independent directors who, at a minimum, meet the criteria for independence required by NYSE rules.

•

Non-management directors will meet in executive session without management present on a regularly scheduled basis, but not less frequently than quarterly. In the event that the non-management directors include directors that are not independent under the NYSE rules, the independent directors should schedule an executive session at least once a year.

•	The Board and its committees each conduct an annual self-evaluation.

•	Directors are expected to regularly attend all meetings of the Board and of the committees of which they are members.

•	To effectively discharge their oversight duties, directors have full and free access to our officers and employees.

Board Leadership Structure and Role in Risk Management

Our Corporate Governance Guidelines provide that the Board may select our Chief Executive Officer as Chairman or appoint a Chairman who does not also serve as Chief Executive Officer. In determining the appropriate leadership structure, the Board considers many factors, including the specific needs of the business, fulfilling the duties of the Board, and the best interests of the Company’s stockholders.

In connection with the Company’s acquisition of Power Fuels in November 2012, the positions of Chief Executive Officer and Chairman were separated, with Mr. Heckmann, our former Chief Executive Officer and Chairman, remaining as Executive Chairman of the Board, and Mr. Johnsrud, who joined us as Chief Executive Officer, joining the Board as a Vice Chairman. Mr. Simonds also continues to serve as a Vice Chairman of the Board. The Board believes this leadership structure is best for the Company at the current time because it provides the Company with the continued service of Mr. Heckmann, who has significant expertise with respect to the water industry, finance and accounting matters, acquisitions and other strategic matters as well as corporate governance, accountability and risk management practices central to the Board’s duties; and it provides the Company with the services of Mr. Johnsrud, who has significant management experience and expertise with respect to the environmental services industry, in particular the successful implementation of a growth strategy for this business.

The Board also believes that the current leadership structure achieves independent oversight and management accountability through regular executive sessions of the non-management directors that are mandated by our Corporate Governance Guidelines and through a Board composed of a majority of independent directors. We do not have a designated lead independent director, instead allowing our independent directors as a group to choose who among them is best suited to serve as chairman of each executive session.

In the normal course of its business, the Company is exposed to a variety of risks, including operational risks such as long-term changes in commodity prices affecting its customer base or causing shifts in the means and/or location of its customers’ operations, governmental policy decisions, and increasing competition from renewable sources of power generation, legislative and regulatory risks, including those related to climate change and air emissions, and general economic, credit and investment risks. The Board is actively involved in oversight of risks that could affect the Company with an emphasis on understanding the key enterprise risks affecting the Company’s business. In addition, the Board monitors the ways in which the Company attempts to prudently mitigate risks, to the extent reasonably practicable and consistent with the Company’s long-term strategies. This oversight is conducted primarily through committees of the Board, as set forth in the descriptions of each of the committees above, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from key operating, finance and legal officers responsible for oversight of particular risks within the Company; the Board also receives updates during the year on particular matters relating to risks and risk controls that management believes need to be brought to its attention. At least quarterly, our executive management team provides a comprehensive corporate risk report to the full Board, discussing the primary risks identified by management and the Company’s risk control organization and risk control practices.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee is comprised of three non-employee directors—Messrs. Osborne (Chair), Barkett and Spence—and operates under a written charter, adopted by the Board, which is posted on the “Governance” section of the Company’s website at http://heckmanncorp.com/governance.htm. We believe the charter is in compliance with SEC regulations and NYSE rules.

The primary purposes of the Audit Committee are to assist the Board in fulfilling its responsibility to oversee (i) the integrity of the financial statements of the Company, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the Company’s independent registered public accounting firm’s qualifications and independence, and (iv) the performance of the Company’s independent registered public accounting firm and internal audit function. The independent registered public accounting firm reports directly to the Audit Committee.

Management has the primary responsibility for the preparation of the Company’s financial statements and the internal financial controls and reporting process. The Company’s management has represented to the Audit Committee that the Company’s Consolidated Financial Statements for the fiscal year ended December 31, 2012 were prepared in accordance with generally accepted accounting principles in the United States. The Company’s independent registered public accounting firm is responsible for auditing these Consolidated Financial Statements. In the performance of its oversight function, the Audit Committee reviewed and discussed the audited Consolidated Financial Statements with management and the independent registered public accounting firm. The Audit Committee discussed with management the critical accounting policies applied by the Company in the preparation of its Consolidated Financial Statements. The Audit Committee also discussed with the Company’s management the process for certifications by the Chief Executive Officer and Chief Financial Officer with respect to such financial statements as well as management’s assessment of internal control over financial reporting as of December 31, 2012. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence and discussed with such firm its independence. The Audit Committee also evaluated whether the independent registered public accounting firm’s provision of tax services to the Company was compatible with the registered public accounting firm’s independence and determined it was compatible.

The Board has determined that Messrs. Osborne (Chair), Barkett and Spence meet the independence requirements of Rule 10A-3 of the Exchange Act and applicable NYSE independence rules.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited Consolidated Financial Statements be included in Heckmann Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

The Audit Committee has selected KMPG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013, and has asked the shareholders to ratify the selection.

Alfred E. Osborne, Jr. (Chair)

Kevin L. Spence

Edward A. Barkett

The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Report of the Audit Committee by reference therein.

Independent Registered Public Accounting Firm’s Fees and Services

The following is a summary of the independent registered public accounting fees billed to us for professional services rendered by our current auditor KPMG for the fiscal years ended December 31, 2012 and 2011, and by our former auditor GHP Horwath P.C. (“GHP”) for the fiscal year ended December 31, 2011, but only for such professional services rendered until GHP’s dismissal on August 15, 2011:

Fee Category	KPMG LLP 2012	KPMG LLP 2011	GHP Horwath P.C. 2011
Audit Fees	$1,114,125	$325,000	$86,504
Audit Related Fees	$431,676	$35,000	$3,518
Tax Fees	$52,454	$86,909	$45,937
All Other Fees	—	—	—
Total Fees	$1,598,255	$446,909	$135,959

Audit fees consist of fees billed for each of 2012 and 2011 for professional services rendered in connection with the audit of our annual Consolidated Financial Statements, reviews of our interim Consolidated Financial Statements included in our Form 10-Q, assistance with securities offerings, including the review of related documents and issuance of consents, and audit-related work in connection with acquisitions completed during 2012.

Audit related fees consist of fees that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the caption “Audit Fees”.

Tax fees consist of fees billed for 2012 and 2011 for tax compliance and tax planning and advisory services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has, by resolution, adopted policies and procedures regarding the pre-approval of the performance by the independent registered public accounting firm of audit and non-audit services. The independent registered public accounting firm may not perform any service unless the approval of the Audit Committee is obtained prior to the performance of the services, except as may otherwise be provided by law or regulation. All services described above were pre-approved by the Audit Committee in accordance with this policy.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2 on Proxy Card)

Background

We are asking the stockholders to ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013. KPMG LLP is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”), as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

KPMG LLP representatives are expected to attend the Annual Meeting via conference call. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Vote Required and Board Recommendation

The affirmative vote of a majority of the shares of common stock present, in person or by proxy, entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2013. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present. Abstentions will have the same effect as an “against” vote, but broker non-votes will not have any effect on the outcome of this Proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(Item 3 on Proxy Card)

Background

In accordance with requirements of Section 14A of the Securities Exchange Act (the “Dodd-Frank Act”) and the related rules of the SEC, we are providing our stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our named executive officers as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including the Compensation Discussion and Analysis, compensation tables and narratives accompanying those tables).

Our executive compensation programs are designed and regularly reviewed by the Compensation Committee of the Board, which consists entirely of independent directors. As described more fully under “Compensation Philosophy” in the Compensation Discussion and Analysis starting on page 34 of this Proxy Statement, our executive compensation programs are designed to achieve the following objectives:

•	provide a competitive total compensation package sufficient to attract, motivate and retain high caliber, proven performers capable of growing our business;

•	support and recognize attainment of our tactical and strategic goals;

•	align executive compensation with the interests of our stockholders;

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maintain an appropriate balance between fixed and variable compensation, and long-term and short-term incentives, with recognition of our senior executives’ responsibility for the Company’s overall performance and market value; and

•	provide long-term retention incentives to secure the services of key contributors to our business over an extended period of time.

The features of our executive compensation programs are described in the Compensation Discussion and Analysis, and include the following highlights which we believe reinforce stockholder interests:

•	based on beneficial ownership, our Chief Executive Officer and Vice Chairman is our largest stockholder, which significantly aligns his interests with our other stockholders’ interests;

•	a substantial portion of executive compensation is awarded in the form of long-term equity incentives that have multi-year vesting periods;

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no executive’s contractual annual cash bonus opportunity is greater than 60% of his base salary (provided, that the bonus opportunities for Messrs. Johnsrud and Heckmann are discretionary, as determined by the Committee);

•	our named executive officers have employment agreements that we believe provide market-competitive severance benefits and protections; and

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the Company’s mix of long-term equity awards, annual bonus structure and oversight of compensation programs is designed to mitigate risk by emphasizing a long-term focus on compensation and financial performance.

We request stockholder approval of the compensation of our named executive officers as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including the Compensation Discussion and Analysis, compensation tables and narratives accompanying those tables).

As an advisory vote, this Proposal is not binding upon the Company. However, the Compensation Committee of the Board, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by stockholders in their vote on this Proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Vote Required and Board Recommendation

The affirmative vote of a majority of the shares of common stock present, in person or by proxy, entitled to vote at the Annual Meeting is required to approve Proposal No. 3. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present. Abstentions will have the same effect as an “against” vote, but broker non-votes will not have any effect on the outcome of this Proposal.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL NO. 3.

EXECUTIVE OFFICERS

The Company’s executive officers are appointed by the Board and serve at the discretion of the Board. Set forth below are the names and certain biographical information regarding the Company’s executive officers as of March 18, 2013.

Name	Position with our Company	Age	Executive Officer Since
Richard J. Heckmann*	Executive Chairman	69	2007
Mark D. Johnsrud*	Chief Executive Officer	54	2012
Jay C. Parkinson	Executive Vice President and Chief Financial Officer	37	2012
Charles R. Gordon	President of the Fluids Management Division	55	2010
Damian C. Georgino	Executive Vice President, Corporate Development and Chief Legal Officer	52	2010
W. Christopher Chisholm	Executive Vice President and Chief Financial Officer of the Fluids Management Division	53	2011

*	See “Proposal 1—Election of Directors—Information Regarding Directors and Nominees” for biographical information regarding Messrs. Heckmann and Johnsrud.

Jay C. Parkinson, Executive Vice President and Chief Financial Officer

Mr. Parkinson has served as our Executive Vice President and Chief Financial Officer since September 2012. As Chief Financial Officer, he is involved in developing the Company’s overall financial structure, including the financial and accounting controls for all our operating subsidiaries. As Chief Financial Officer, he also is responsible for all finance and accounting related functions of the Company and its operating subsidiaries, including SEC reporting and Sarbanes-Oxley compliance. Prior to joining the Company, Mr. Parkinson worked in the Energy Investment Banking group at Jefferies & Company, Inc. since January 2006, most recently as a Managing Director. From June 2003 to December 2005, Mr. Parkinson worked in the Investment Banking Group at Johnson Rice & Company L.L.C., most recently as a Vice President. Mr. Parkinson received his bachelor’s degree in History from Georgetown University in 1997, his master’s degree in International Relations from the London School of Economics and Political Science in 1999 and his Master of Business Administration from the Tulane University’s A.B. Freeman School of Business in 2003.

Charles R. Gordon, Executive Vice President and President of the Fluids Management Division

Mr. Gordon has served as our Executive Vice President and President of the Fluids Management Division since November 2012, a role he assumed in connection with the Company’s acquisition of Power Fuels. As President of the Fluids Management Division, Mr. Gordon is responsible for the operations of the Fluids Management Division and carrying out our growth and acquisition strategy. He previously served as our Executive Vice President and Chief Operating Officer beginning in October 2010. Prior to joining the Company in 2010, Mr. Gordon served as President and Chief Executive Officer of Siemens Water Technologies, a global business unit of Siemens AG that provides water and wastewater products and services to industrial, institutional and municipal customers, from 2007 to 2010, as Executive Vice President of the Siemens Water & Wastewater Systems Group from 2005 to 2007 and as Executive Vice President of the USFilter Water & Wastewater Services and Products Group from 1999 to 2005. Siemens acquired the USFilter Water and Wastewater business from Veolia Environment S.A. in 2004. Prior to 1999, Mr. Gordon’s experience included various executive positions with USFilter during the company’s high growth years. Mr. Gordon received his undergraduate degree from the University of South Dakota and his Masters of Business Administration from the Babcock School of Wake Forest University.

Damian C. Georgino, Executive Vice President, Corporate Development, Chief Legal Officer and Corporate Secretary

Mr. Georgino serves as our Executive Vice President, Corporate Development, Chief Legal Officer and Corporate Secretary. Mr. Georgino has more than 20 years of legal, financial and operational experience advising and representing U.S. and international companies, private equity funds and emerging technology companies. Mr. Georgino has deep global water and energy industry experience and has sourced, negotiated, structured, analyzed and completed several hundred transactions over the course of his career. Prior to joining us, he served as Executive Vice President of Corporate Development and Chief Legal Officer of PICO Holdings Inc., a diversified holding company involved in, among other businesses, water resources and water storage, since September 2007. Beginning in 2003, he was a partner with the law firm of Pepper Hamilton LLP. From 2000 to 2003 he was a partner with the law firm of LeBoeuf, Lamb, Greene & MacRae LLP. Prior to that, Mr. Georgino served as Executive Vice President, General Counsel and Corporate Secretary of US Filter. Mr. Georgino was Manager, Corporate Development and Business Unit General Counsel with Alcoa Inc. from 1988 until he joined US Filter. Mr. Georgino received his Bachelor of Arts degree in economics and political science from Dickinson College in 1982 and his Juris Doctor and Masters of Business Administration from Emory University, both of which were awarded in 1986.

W. Christopher Chisholm, Executive Vice President and Chief Financial Officer of the Fluids Management Division

Mr. Chisholm has served as our Executive Vice President and Chief Financial Officer of the Fluids Management Division since November 2012, a role he assumed in connection with the Company’s acquisition of Power Fuels. As Chief Financial Officer of the Fluids Management Division, he is responsible for all finance and accounting related functions of the Fluids Management Division. He previously served as our Chief Financial Officer beginning in November 2011. Prior to joining us, Mr. Chisholm was Executive Vice President and Chief Financial Officer of Envirogen Technologies, Inc. where together with a predecessor entity, Basin Water, Inc., he was employed since 2008. On July 16, 2009, Basin Water, Inc. filed bankruptcy under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. From 2004 to 2008, Mr. Chisholm was Executive Vice President, Finance & Administration and Chief Financial Officer of Veolia Water North America, LLC. From 1997 to 2004, Mr. Chisholm held various positions with USFilter, including Group Controller, Vice President and Chief Financial Officer of the Water and Waste Water Group and Executive Vice President of Finance. Prior to his tenure at USFilter and predecessor companies, Mr. Chisholm was an Audit Senior Manager at KPMG, an international accounting firm. Mr. Chisholm received a Bachelor of Business Administration degree with emphasis in accounting from Northeast Louisiana University, now known as the University of Louisiana at Monroe, and is a Certified Public Accountant.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The past year was one of exceptional growth for our Company. We more than doubled our size in terms of revenues as measured from the beginning of the year, and successfully completed two major transactions: the acquisition of Thermo Fluids in April 2012, launching our Recycling business, and the merger of Power Fuels in November 2012. These acquisitions were an important step in positioning the Company to better compete in an increasingly competitive industry and generate long-term returns for our stockholders. Upon closing the merger with Power Fuels, Mr. Heckmann, who served up until that time as our Chairman and Chief Executive Officer, moved into the role of Executive Chairman, and Mr. Johnsrud, previously the Chief Executive Officer of Power Fuels, became Chief Executive Officer of the combined company and joined our Board as a Vice Chairman.

We have brought together a senior management team with extensive combined global water and environmental services industry experience, with an emphasis on acquiring and building sustainable businesses, including operational excellence including health and safety, technology development and acquisition, regulatory acumen and financial discipline. Mr. Heckmann, our Executive Chairman and Mr. Johnsrud, our Chief Executive Officer and Vice Chairman, together with Mr. Gordon, Executive Vice President and President of our Fluids Management Division, Mr. Chisholm, Executive Vice President and Chief Financial Officer of our Fluids Management Division, and Mr. Georgino, our Executive Vice President and Chief Legal Officer, have extensive experience building and managing water and environmental services companies. Mr. Parkinson, our Executive Vice President and Chief Financial Officer who joined the Company in September 2012 from Jefferies & Company, Inc., where he was a Managing Director in the Energy Investment Banking Group, brings us broad industry and financial structuring perspective and experience.

This Compensation Discussion and Analysis describes the material elements of compensation awarded to, earned by, or paid during the last completed fiscal year to our “named executive officers,” which includes the six officers forming our senior management. James Devlin, former President of our Recycling Division and our seventh named executive officer, resigned on February 12, 2013. The Compensation Committee of the Board oversees the design and administration of our executive compensation program, with the objectives of providing compensation packages competitive within our industry and with a balanced focus on both short and long-term performance goals. The compensation packages of our named executive officers consist of base salary, annual cash incentive bonus and intermediate-term restricted stock awards and long-term stock option incentive awards.

Stockholder Advisory Vote on Executive Compensation

At our 2012 Annual Meeting of Stockholders, approximately 75.5% of the Company’s shares present or represented and voting on the matter approved and supported our executive compensation practices in the advisory “say on pay” vote. As such, and in light of the substantial business changes occurring in connection with the Acquisitions, the Compensation Committee determined to continue its general philosophy and decision-making process related to executive compensation matters in a manner consistent with its prior practices.

Compensation Philosophy

We believe executive compensation programs impact all employees by helping to create a positive environment of goals, expectations and rewards. We also believe that the compensation cost is an investment in human capital to secure certain knowledge and performance capabilities necessary for our business. To that end, the executive compensation program for the Company is designed to: (i) attract and retain high quality executive officers that are critical to the long-term success of the Company; and (ii) place an amount of each executive officer’s compensation at risk, so that he or she is rewarded for contributing towards the Company’s achievement of its short-term business and long-term strategic goals.

With these goals in mind, the Compensation Committee determines the total direct compensation levels for each of the Company’s executive officers based on various factors, including, but not limited to:

•	The executive officer’s role and responsibilities;

•	The significant and perhaps unexpected business challenges that the executive officer has faced or is likely to face;

•	The total compensation of executives who perform similar duties at other similar enterprises;

•	The total compensation for the executive officer during the prior fiscal year;

•	How the executive officer has contributed to the Company’s performance during the prior year; and

•	How the executive officer may contribute to the Company’s future success.

The Company competes for executives in a highly specialized and regulated industry. The Compensation Committee’s goal is to design a compensation program that will attract and retain executive officers by rewarding those officers for the achievement of corporate and personal performance goals.

Role of Management and the Compensation Consultant

In assessing whether our compensation programs meet our compensation objectives and the relation of our compensation programs to our business objectives, the Compensation Committee receives regular updates on our business results from management and reviews our quarterly financial statements and management projections. In addition, Mr. Heckmann, then our Chairman and Chief Executive Officer, both in 2012 and historically has annually reviewed the performance of each of the executive officers (other than himself, whose performance is reviewed by the Compensation Committee with input from the full Board of Directors), and makes compensation recommendations to the Compensation Committee for consideration. Moving forward, Mr. Johnsrud, our Chief Executive Officer, will continue that exercise; in doing so, our Chief Executive Officer will consult with our Executive Chairman (who was our Chief Executive Officer through November 2012) regarding executive compensation matters to the extent that he believes necessary or useful, particularly with respect to bonuses or any other compensation based on 2012 performance. The Compensation Committee has the discretion to approve, modify or reject any recommended compensation adjustments or awards.

The Compensation Committee has the sole authority to retain and terminate a consulting firm to assist in the evaluation of Chief Executive Officer and other executive officer compensation. In 2011, the Compensation Committee retained Linden Place Financial, LLC (“Linden Place Financial”), an independent compensation consultant, to assist with our review of the compensation packages provided to our executives. In September 2011, the Compensation Committee, with the assistance of Linden Place Financial, selected a comparative peer group for compensation assessments based on industry similarity and similarity in size and to the Company’s projected annual revenue, comprised of: Basic Energy Services, Inc.; Complete Production Services, Inc.; and Key Energy Services, Inc. The Compensation Committee did not consult with Linden Financial again in 2012, but expects to evaluate the peer group annually on a going-forward basis.

In 2012, overall compensation package assessments were conducted with regard to the named executive officers, and decisions were guided, in part, by review of the peer group data from Linden Place Financial and in part by reference to industry survey data provided for the Oil and Gas Field Services industry, Nationwide by the Economic Research Institute and additional survey data for validation purposes from Mercer, LLC in 2011 (the peer group and industry survey data collectively referred to herein as the “market data”). In addition, the members of the Compensation Committee are familiar with competitive compensation programs based on their experiences owning and managing other companies and sitting on other private and public companies’ boards of directors. The Compensation Committee does not “benchmark” executive compensation at any particular level in comparison with other companies, but instead uses the market data and familiarity with compensation programs to conduct an overall assessment of competitiveness.

Linden Place Financial reported directly to the Compensation Committee during its engagement in 2011, and neither did at any time in 2012 nor currently does any other work for the Company. The Compensation Committee has determined the terms of Linden Place Financial’s retention and services in its sole discretion, and Linden Place Financial’s interactions with management were generally limited to information provided to the Compensation Committee. The Compensation Committee has considered the nature of the relationship with Linden Place Financial and the individual advisors at Linden Place Financial, giving consideration to factors identified by the SEC and the NYSE as possibly contributing to conflicts, and determined that there are no conflicts of interest or potential conflicts of interest in the prior engagement of Linden Place Financial as an independent advisor.

In 2013, the Compensation Committee has retained Leadership Strategies LLC of Scottsdale, Arizona (“Leadership Strategies”), as its executive compensation consultant. As part of the process of selecting Leadership Strategies as a compensation consultant, the Committee gave consideration to factors identified by the SEC as possibly contributing to conflicts, including the scope of the work performed for the Compensation Committee, the fees paid for such services, and any personal or business relationships between our executives or the Compensation Committee members and Leadership Strategies as a firm or its individual advisors. The Compensation Committee determined that there are no conflicts of interest or potential conflicts of interest in the engagement of Leadership Strategies as an independent advisor. The Committee has also considered the six factors for determining independence identified by new NYSE rules (effective July 1, 2013) and set forth in the Compensation Committee’s Charter in making its determination that Leadership Strategies is independent.

During 2013, the Compensation Committee anticipates that Leadership Strategies will assist in conducting a competitive assessment of general market compensation practices, correlating the compensation levels of the Company’s executive officers to the competitive marketplace, and assisting in the development of an updated performance-based executive incentive methodology. In addition, the Compensation Committee will be considering, with the assistance of Leadership Strategies, the construction of a new methodology for evaluating officer performance and outcome contribution, for purposes of motivating exceptional officer performance in pursuit of enterprise financial, brand and competitive objectives.

Components of Named Executive Officer Compensation

The Compensation Committee is committed to a strong, positive link between our short-term and long-term objectives and our compensation practices. The executive compensation program for our named executive officers is comprised of four basic components: base salary; annual fixed cash incentives and an additional discretionary incentive opportunity; periodic intermediate-term incentive awards in the form of restricted stock; and long-term incentive awards in the form of stock options. The Committee believes that this combination of fixed and variable components plus annual, intermediate and long-term components, has been appropriately structured in order for us to achieve our compensation objectives described above.

Base Salary. Base salaries provide a fixed component and minimum level of compensation for our executives, taking into account their respective responsibilities, level of experience and individual performance as well as internal pay equity considerations. Base salaries for each of our named executive officers were initially established by the terms of the employment agreement between the Company and the named executive officer, and are then subject to annual evaluation by the Compensation Committee. The Company has recognized that to attract talented employees from secure positions at other more stable or mature companies, and to retain those employees, we must be able to pay competitive base salaries (supplemented by cash and equity incentive compensation). In addition, the Compensation Committee takes into account Company performance, executive responsibility, individual execution of duties and internal pay alignment in reviewing compensation.

After reviewing the base salaries of our named executive officers in light of these factors, the Compensation Committee determined that none of the named executive officers’ base salaries would be increased during 2011 or 2012, except for that of Mr. Heckmann. Our Chairman and Chief Executive Officer through November 2012,

Mr. Heckmann was through November 2012 also one of our largest stockholders. Because of this, in part, and because Mr. Heckmann was a founder of our Company from our initial public offering in November 2007, Mr. Heckmann did not receive any base salary, cash incentives or equity awards through December 31, 2010. Effective January 1, 2011, Mr. Heckmann’s annual base salary was established at $500,000, but he received no cash incentive bonus or equity awards and did not have an employment agreement with the Company. In November 2012, upon our merger with Power Fuels and the related transition for Mr. Heckmann into the role of Executive Chairman, and after negotiations and an overall assessment of competitiveness, the Compensation Committee determined that Mr. Heckmann’s base salary would be increased to $700,000 effective November 30, 2012, to reflect his new role and responsibilities with regard to the newly combined companies and in providing support and assistance to our new Chief Executive Officer and Vice Chairman in conducting a public company, and approved the employment agreement with Mr. Heckmann described more fully below.

Annual Cash Incentive Opportunity. Pursuant to their employment agreements, Mr. Georgino is eligible to receive a guaranteed bonus each year equal to 30% of his base salary, and Mr. Chisholm is eligible to receive a guaranteed bonus equal to 10% of his base salary, provided in each case that the executive remains employed by the Company on the date of payment. (See “Executive Employment Agreements and Potential Payments upon Termination or Change-in-Control” below for more information about potential severance benefits for our named executive officers). In addition, pursuant to their employment agreements, Messrs. Heckmann, Johnsrud, Devlin, Georgino, Chisholm and Gordon are each eligible to earn a variable discretionary bonus each year, depending on the subjective review of their individual contributions and overall Company performance, as recommended by our Chief Executive Officer and reviewed and determined by the Compensation Committee. The discretionary bonus opportunity for Mr. Georgino is up to a maximum of 30% of his base salary, for each of Messrs. Devlin and Chisholm is up to 50% of his respective base salary, and for Mr. Gordon is up to 60% of his base salary. Messrs. Heckmann and Johnsrud do not have a specific target or maximum percentage set forth in their employment agreements, and Mr. Parkinson does not have an employment agreement. However, the Compensation Committee determined to pay Mr. Parkinson an incentive cash bonus of $300,000 upon the closing of the merger of the Power Fuels merger, in consideration of his efforts in connection with the successful consummation of that transaction and as was a condition of Mr. Parkinson’s offer of employment. For his services performed in 2012, a guaranteed bonus was paid to Mr. Georgino in the amount of $60,000. Under the terms of his employment agreement, Mr. Chisholm is entitled to a $25,000 guaranteed bonus, which the Company anticipates will be paid in April. The Compensation Committee is reviewing individual contributions and overall Company performance during 2012, and has not yet determined to award discretionary bonuses to the named executive officers for their services performed in 2012. The Compensation Committee has determined that, as a policy, the maximum bonus for 2012 (determined as an aggregate of both guaranteed bonus and discretionary bonus) which may be awarded to any named executive officer will not exceed 60% of base salary; provided, that any annual bonuses payable to Messrs. Heckmann and Johnsrud are at the discretion of the Compensation Committee, and have not yet been determined.

Equity Incentive Awards. In 2009, we adopted and the Company’s shareholders approved the Heckmann Corporation 2009 Equity Incentive Plan (the “Equity Incentive Plan”), which provides for various forms of equity incentive awards, including restricted stock or stock options, to be made at the discretion of the Compensation Committee. At our 2012 Annual Meeting, shareholders approved an amendment to the Equity Incentive Plan to increase the number of shares available for grants under the Equity Incentive Plan and the number of shares available for grant in the form of full-value awards (such as restricted stock).

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Intermediate-Term Incentive Awards. We believe that the periodic use of intermediate-term incentive awards in the form of restricted stock, granted under our Equity Incentive Plan, is an important component of our executive compensation program. We believe that in general, for each of our executives, such grants of restricted stock will provide an incentive to remain in our employ without the need for a short-term significant increase in our stock price, due to the inherent value of the stock underlying the awards (as opposed to stock option awards, which lose incentive and retention value if our stock price falls below the exercise price). During 2012, we granted 200,000 shares of restricted stock to Mr. Parkinson in connection with his commencement of employment, and 50,000 shares of restricted stock to Mr. Gordon as provided for in his employment agreement (see “Executive

Employment Agreements and Potential Payments upon Termination or Change-in-Control” below for more information), which in each case will fully vest if the executive remains in the employ of the Company on the third anniversary of the grant date (see the “Grants of Plan-Based Awards” table below for more information).

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Long-Term Incentive Awards. We currently utilize stock options, granted under our Equity Incentive Plan, as the primary vehicle for providing long-term compensation incentives to our named executive officers and other management employees. The Compensation Committee believes that stock options are an important part of compensation packages granted to these employees because they help attract and retain talented employees; the value received by the recipient of a stock option is based on the growth of our stock price, thereby creating and enhancing incentives to increase our stock price and maximize stockholder value; and they create a balance with shorter-term incentives such as base salary and bonuses and intermediate-term incentives such as restricted stock. The Compensation Committee determines the terms of and the number of shares underlying stock option awards to the named executive officers, and has taken into account the recommendations of our Chairman and Chief Executive Officer in making decisions with regard to the other named executive officers.

In determining the number of applicable shares and the vesting schedule of stock options granted to named executive officers and other employees, the Compensation Committee generally takes into account the individual’s position, tenure with the Company, scope of responsibility, value of stock options in relation to the other elements of the individual’s total compensation and, where applicable, the need to attract and retain the individual for his or her current position. All stock option grants have an exercise price of at least fair market value on the date of grant, and are required to be approved by the Compensation Committee. The Company does not time the award of stock options or other equity-based compensation to coincide with the release of favorable or unfavorable information about the Company.

As discussed in more detail in the narrative for the “Grants of Plan-Based Awards” table below, in 2012, the Committee determined to award 300,000 stock options to each of Mr. Devlin and Mr. Parkinson in connection with his respective commencement of employment, and 100,000 stock options to Mr. Gordon as was provided for under his employment agreement. In each case, the stock option awards vest ratably over three years, provided that the executive remains employed as of each vesting date; as Mr. Devlin departed from the Company in early 2013, he did not vest in his 2012 award grants (See “Executive Employment Agreements and Potential Payments upon Termination or Change-in-Control” below for more information). The Compensation Committee believes that the number of stock options awarded to each of these named executive officers was a critical factor in each executive’s decision to commence employment with the Company. No other stock option awards were granted to the named executive officers in 2012.

Severance Arrangements and Change-in-Control Payments

Upon our acquisition of Thermo Fluids in April 2012, we entered into an employment agreement with James Devlin reflecting his appointment to the position of President and Chief Operating Officer of Thermo Fluids, Inc. In addition, as discussed above, in connection with the Power Fuels merger on November 30, 2012, our Chairman and Chief Executive Officer, Mr. Heckmann, moved into the role of Executive Chairman and became a party to an employment agreement with the Company. At that same time, the Company entered into an employment agreement with Mr. Johnsrud upon his appointment to the position of Chief Executive Officer of the combined companies. Mr. Parkinson commenced employment with us on September 10, 2012 as our Chief Financial Officer, but did not enter into an employment agreement with us at that time. With the exception of Mr. Parkinson, we have entered into employment agreements with each of our named executive officers that contain provisions that provide certain severance and change-in-control benefits, which are fully discussed in the “Executive Employment Agreements and Potential Payments Upon Termination or Change-in-Control” section below. We believe these employment agreements provide severance and change-in-control protection under market-competitive terms.

Our outlook with respect to these change-in-control provisions is that they are appropriate because they make it easier for the executives to focus on the best interests of our Company and stockholders rather than the implications for them personally in the event our Company faces the possibility of a change-in-control. These provisions were designed to:

•	be consistent with current market practices;

•	afford reasonable protection without creating any undue windfall;

•	enhance the Company’s ability to retain key employees during critical but uncertain times; and

•	enhance an acquiror’s potential interest in retaining key executives.

Severance payments are only made under the employment agreements if the named executive officer executes a full general release of claims in favor of the Company. We believe that these severance and change-in-control payment provisions in our executive employment agreements are necessary in order for us to provide competitive compensation within our industry and to encourage our named executive officers to remain in our employ, while also protecting the interests of the Company and its shareholders in certain circumstances of a key executive’s separation from employment.

Assessment of Risk

The Compensation Committee takes risk into consideration when reviewing and approving executive compensation, including when it approved our executive compensation program and as reflected in our 2012 compensation actions. After assessing the possible risks, the Compensation Committee has concluded that the current executive compensation programs, reflected in our 2012 compensation actions, do not encourage inappropriate or excessive risk-taking and do not create the likelihood of a material adverse impact on the Company. In making its determination, the Compensation Committee considered the structure of our compensation plans, including the use of fixed base salaries, fixed and discretionary short-term incentives and equity-based intermediate and long-term equity incentive awards, and capped and discretionary bonus opportunities under our short-term incentive plans.

Tax and Accounting Information

Section 162(m) of the Code and regulations adopted thereunder place limits on deductibility of compensation in excess of $1.0 million paid in any one year to certain of our named executive officers, unless this compensation qualifies as “performance based” as determined under regulations of the U.S. Treasury Department. The non-performance based compensation paid in cash to each of our named executive officers did not exceed the $1.0 million limit per officer in 2012, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid in cash to our named executive officers will exceed that limit in 2013.

Our equity compensation plan is designed so that full value awards which vest solely based on performance may be performance-based compensation and deductible under Section 162(m). Stock options granted at or above market value will also be performance-based compensation and deductible under Section 162(m). However, full value awards which vest based on time will not be qualified as performance-based and may not be deductible.

Although it considers the tax implications of its compensation decisions, the Compensation Committee believes its primary focus should be to attract, retain, and motivate high-caliber executives and to align the executives’ interests with those of our stockholders. Thus, while in the course of structuring our compensation policies the Compensation Committee considers ways to maintain the tax deductibility of the compensation for named executive officers, the Compensation Committee intends to retain the necessary discretion to compensate executives in a manner in keeping with overall compensation goals and strategies, and may choose to provide compensation which may not be deductible by reason of Section 162(m).

In addition, the Compensation Committee has considered and will continue to consider the impact of the requirement under FASB ASC Topic 718 that we record in our financial statements the expense incurred when stock options are granted to employees. In addition, the Compensation Committee will examine the tax impact on employees and the potential tax deductions to the Company with respect to the exercise of stock option grants. We do not pay or reimburse any named executive officers for any taxes due upon exercise of a stock option or upon the vesting of a restricted stock award.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis (“CD&A”) set forth above. Based on such review and discussion, the Compensation Committee has recommended to the Board of the Company that the CD&A be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and this Proxy Statement.

J. Danforth Quayle (Chair)

Alfred E. Osborne, Jr.

Lou Holtz

Summary Compensation Table

The following table and accompanying notes provide information with respect to the compensation of the Company’s named executive officers during fiscal years 2012, 2011, and 2010.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Total ($)
Richard J. Heckmann	2012	$511,538	—	—	—	$511,538
Executive Chairman and Former Chief Executive Officer	2011	$500,000	—	—	—	$500,000
	2010	—	—	—	—	—

Mark D. Johnsrud	2012	$58,333	—	—	—	$58,333
Chief Executive Officer	2011	—	—	—	—	—
	2010	—	—	—	—	—

Jay C. Parkinson	2012	$120,000	$300,000	$798,000	$648,000	$1,866,000
Executive Vice President and Chief Financial Officer	2011	—	—	—	—	—
	2010	—	—	—	—	—

James Devlin	2012	$261,538	—	—	$588,000	$849,538
President of the Recycling Division	2011	—	—	—	—	—
	2010	—	—	—	—	—

Charles R. Gordon	2012	$306,896	—	$210,000	$229,000	$745,896
President of Fluids Management Division	2011	$302,917	—	$262,000	$245,000	$809,917
	2010	$75,000	—	—	$1,020,000	$1,095,000

Damian C. Georgino	2012	$208,135	$60,000	—	—	$268,135
Executive Vice President, Corporate Development, Chief Legal Officer and Corporate Secretary	2011	$203,442	$60,000	$614,000	—	$877,442
	2010	$15,385	—	—	$334,550	$349,935

W. Christopher Chisholm	2012	$250,000	—	—	—	$250,000
Executive Vice President and Chief Financial Officer of the Fluids Management Division	2011	$27,885	$3,219	$964,500	$459,000	$1,454,604
	2010	—	—	—	—	—

(1)	Mr. Heckmann did not receive any salary, bonus or equity awards during 2010. Effective January 1, 2011, he began to receive base salary at the rate of $500,000 per annum. Mr. Heckmann ceased acting as the Company’s Chairman and Chief Executive Officer on November 30, 2012, but will continue to serve as the Company’s Executive Chairman (with his base salary payable at the rate of $700,000 per annum effective as of such date). Mr. Johnsrud commenced employment with the Company on November 30, 2012, with a base salary payable at the rate of $700,000 per annum. Mr. Parkinson commenced employment with the Company on September 10, 2012, with a base salary payable at the rate of $400,000 per annum. Mr. Devlin commenced employment with the Company on April 10, 2012, with base salary payable at the rate of $400,000 per annum. Mr. Gordon commenced employment with the Company on October 1, 2010, Mr. Georgino commenced employment with the Company on December 6, 2010, and Mr. Chisholm commenced employment with the Company on November 15, 2011.

(2)	A guaranteed short-term cash bonus based on services performed in 2012 was paid to Mr. Georgino, in the amount of $60,000. Under the terms of his employment agreement, Mr. Chisholm is entitled to a guaranteed short-term cash bonus in the amount of $25,000, which the Company anticipates will be paid in April. Mr. Parkinson’s bonus was a one-time special cash bonus paid in consideration for his efforts related to the Company’s merger with Badlands Energy, LLC, doing business as Power Fuels. See the “Executive Employment Agreements and Potential Payments upon Termination or Change-in-Control” section below for more information about the bonus arrangements for the named executive officers.

(3)	Messrs. Parkinson and Gordon received restricted stock awards in 2012, granted under our 2009 Equity Incentive Plan. None of the other named executive officers received a grant of any restricted stock awards in 2012. The restricted stock grants vest upon the third anniversary of the grant date, as the design of the awards is to provide market-competitive compensation for services across multiple years. However, the dollar amounts reflected in this column are equal to the aggregate grant date fair value of restricted stock grants computed in accordance with FASB ASC Topic 718, meaning that the entire value of each grant is presented in a lump sum in the year of the grant, even though it may not yet have vested. For a discussion of the methodologies used to calculate the grant date fair value of this restricted stock award, please see the discussion of equity awards contained in Note 11 to the Company’s Consolidated Financial Statements included as part of the Company’s Annual Report filed with the SEC on Form 10-K for the fiscal year ending December 31, 2012. See the “Grants of Plan-Based Awards” table below for more information about the awards granted in 2012.

(4)	Messrs. Parkinson, Devlin, and Gordon each received stock option awards in 2012, granted under our 2009 Equity Incentive Plan. None of the other named executive officers received a grant of any options in 2012. The stock option grant to Mr. Gordon becomes vested in three substantially equal annual installments on each of the first three anniversaries of the grant date, subject to his continued employment on each vesting date. The stock option grants to Mr. Parkinson and to Mr. Devlin respectively become one-third vested on the first anniversary of the grant date, and an additional 1/36 becomes vested monthly thereafter over the succeeding twenty-four month period, subject to his continued employment on each vesting date. These awards are intended to provide market-competitive compensation for services across multiple years. However, the dollar amount reflected in this column is equal to the aggregate grant date fair value of such options computed in accordance with FASB ASC Topic 718, meaning that the entire value of each grant is presented in a lump sum in the year of the grant, even though it may not yet have vested. For a discussion of the assumptions and methodologies used to calculate the grant date fair value of these option awards, please see the discussion of equity awards contained in Note 11 to the Company’s Consolidated Financial Statements included as part of the Company’s Annual Report filed with the SEC on Form 10-K for the fiscal year ending December 31, 2012. See the “Grants of Plan-Based Awards” table below for more information about the awards granted in 2012.

Grants of Plan-Based Awards in 2012

The following table sets forth certain information regarding grants of plan-based awards during 2012 to our named executive officers.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Richard J. Heckmann	—	—	—	—	—
Mark D. Johnsrud	—	—	—	—	—
Jay C. Parkinson	9/10/12	200,000	300,000	$3.99	$1,446,000
James Devlin	4/10/12	—	300,000	—	$588,000
Charles R. Gordon	10/1/12	50,000	100,000	$4.20	$439,000
Damian C. Georgino	—	—	—	—	—
W. Christopher Chisholm	—	—	—	—	—

(1)

Messrs. Parkinson and Gordon received awards of restricted stock in 2012. Each executive’s grant was awarded under the Company’s 2009 Equity Incentive Plan and becomes fully vested on the third anniversary of the grant date, subject to continued employment on such vesting date. The restricted stock awards may also vest in connection with certain terminations of each individual’s employment, as described in more detail in the “Executive Employment Agreements and Potential Payments upon Termination or Change-in-Control” section below.

(2)	Messrs. Parkinson and Devlin received stock option awards in 2012 in connection with their commencement of employment with the Company. Mr. Gordon received stock option awards in 2012 in accordance with the terms of his employment agreement. Each executive’s option grant was awarded under the Company’s 2009 Equity Incentive Plan, and was granted with an exercise price at fair market value on the date of grant. The stock option grant to each of Mr. Parkinson and Mr. Devlin respectively becomes one-third vested on the first anniversary of the grant date, and an additional 1/36 becomes vested monthly thereafter over the succeeding twenty-four month period, subject to his continued employment on each vesting date. The stock option grant to Mr. Gordon becomes vested in three substantially equal annual installments on each of the first three anniversaries of the grant date, subject to his continued employment on each vesting date. Each executive’s option grant may also vest in connection with certain terminations of the executive’s employment, as described in more detail in the “Executive Employment Agreements and Potential Payments upon Termination or Change-in-Control” section below.

(3)	The dollar amount reflected in this column for the restricted stock and option awards is equal to the aggregate grant date fair value of such award computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the grant date fair value of these awards, please see the discussion of equity awards contained in Note 11 to the Company’s Consolidated Financial Statements included as part of the Company’s Annual Report filed with the SEC on Form 10-K for the fiscal year ending December 31, 2012.

Outstanding Equity Awards at 2012 Fiscal Year End

The following table discloses certain information regarding all equity awards outstanding for each of our named executive officers as of December 31, 2012. All of these awards were granted under our 2009 Equity Incentive Plan. Some values contained in the table below have not been, and may never be, realized. The options might never be exercised and the value, if any, will depend on the share price on the exercise date.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
Richard J. Heckmann	—	—		—	—	—		—
Mark D. Johnsrud	—	—		—	—	—		—
Jay C. Parkinson	—	300,000	(1)	3.99	9/10/2022	200,000	(1)	$806,000
James Devlin	—	300,000	(2)	3.89	4/10/2022	—		—
Charles R. Gordon	333,333	166,667	(3)	3.91	10/07/2020	—		—
	33,333	66,667	(3)	5.24	10/03/2021	50,000	(3)	$201,500
	—	100,000	(3)	4.20	10/01/2022	50,000	(3)	$201,500
Damian C. Georgino	100,000	50,000	(4)	4.26	12/03/2020	100,000	(4)	$403,000
W. Christopher Chisholm	54,167	95,813	(5)	6.43	11/15/2021	150,000	(5)	$604,500

(1)	300,000 options were granted on September 10, 2012 and become one-third vested on September 10, 2013, and 1/36 of the options vest on each monthly anniversary thereafter over the succeeding twenty-four month period. 200,000 shares of restricted stock were granted on September 10, 2012, and will fully vest on the third anniversary of the grant date, September 10, 2015. In each case, vesting will occur only if Mr. Parkinson remains employed as of such date (but, see “Executive Employment Agreements and Potential Payments upon Termination or Change-in-Control” below for more information about potential accelerated vesting severance benefits).

(2)	300,000 options were granted on April 10, 2012 and become one-third vested on April 10, 2013, and 1/36 of the options vest on each monthly anniversary thereafter over the succeeding twenty-four month period. Vesting will occur only if Mr. Devlin remains employed as of such date (but, see “Executive Employment Agreements and Potential Payments upon Termination or Change-in-Control” below for more information about potential accelerated vesting severance benefits).

(3)	500,000 options were granted on October 7, 2010, 100,000 options were granted on October 3, 2011, and 100,000 options were granted on October 1, 2012. 166,666 options from the 2010 grant vested on October 7, 2011 and 166,667 options vested on October 7, 2012. 33,333 options from the 2011 grant vested on October 3, 2012. The remaining unvested options vest as follows: (i) 166,667 unvested options from the 2010 grant vest on October 7, 2013, (ii) 33,333 options from the 2011 grant vest on October 3, 2013 and 33,334 options vest on October 3, 2014, and (iii) one-third of the options granted on October 1, 2012 will vest on each of October 1, 2013, October 1, 2014, and October 1, 2015. The restricted stock award granted on October 3, 2011, will fully vest on the third anniversary of the grant date, October 3, 2014. The restricted stock award granted on October 1, 2012, will fully vest on the third anniversary of the grant date, October 1, 2015. In each case, vesting will occur only if Mr. Gordon remains employed as of such date (but, see “Executive Employment Agreements and Potential Payments upon Termination or Change-in-Control” below for more information about potential accelerated vesting severance benefits).

(4)	150,000 options were granted on December 6, 2010 and became one-third vested on December 3, 2011. The remaining 100,000 unvested options become vested 1/36 on each monthly anniversary over the succeeding twenty-four month period. The restricted stock award was granted on July 1, 2011, and will fully vest on the third anniversary of the grant date, July 1, 2014. In each case, vesting will occur only if Mr. Georgino remains employed as of such date (but, see “Executive Employment Agreements and Potential Payments upon Termination or Change-in-Control” below for more information about potential accelerated vesting severance benefits).

(5)	150,000 options were granted on November 15, 2011 and became one-third vested on November 15, 2012, and 1/36 of the options vest on each monthly anniversary thereafter over the succeeding twenty-four month period. 150,000 shares of restricted stock were granted on November 15, 2011, and will fully vest on the third anniversary of the grant date, November 15, 2014. In each case, vesting will occur only if Mr. Chisholm remains employed as of such date (but, see “Executive Employment Agreements and Potential Payments upon Termination or Change-in-Control” below for more information about potential accelerated vesting severance benefits).

(6)	Market value has been calculated based on the value of $4.03 per share, the closing price of our stock on December 31, 2012.

Executive Employment Agreements and Potential Payments upon Termination or Change-in-Control

We have entered into employment agreements with Messrs. Heckmann, Johnsrud, Gordon, Georgino and Chisholm that provide each with certain severance benefits in the event his employment is terminated by us other than for cause or if the executive resigns with good reason. We do not have an employment agreement with Mr. Parkinson, and Mr. Parkinson is not entitled to any severance or other payments in connection with his termination of employment. We also entered into an employment agreement with Mr. Devlin, the former President of the Recycling Division, who resigned in February 2013. The details of Mr. Devlin’s employment agreement and potential payments described below are as of December 31, 2012, and reflect what Mr. Devlin would have been entitled to under the terms of his employment agreement had he remained in the employ of the Company. Mr. Devlin was not entitled to and did not receive severance payments in connection with his resignation.

The employment agreements with Messrs. Heckmann, Johnsrud, Gordon, Georgino and Chisholm have three-year terms. After the initial three-year term and each anniversary thereafter, the employment agreements with Messrs. Heckmann and Johnsrud will extend for an additional year unless the executive or the Company gives notice at least 30 days prior to the end of the term that he or it does not wish to extend the term. The employment agreements with Messrs. Gordon, Georgino and Chisholm will terminate at the end of the three-year term unless extended by mutual agreement between the executive and the Company. Mr. Devlin’s employment agreement had a three-year term.

Pursuant to their respective employment agreements, Messrs. Heckmann, Johnsrud, Devlin, Gordon, Georgino and Chisholm had annual salaries of $700,000, $700,000, $400,000, $300,000, $200,000 and $250,000 respectively, subject to annual review by the Compensation Committee. The employment agreements for Messrs. Heckmann and Johnsrud provide each executive an opportunity to receive an annual incentive bonus, in accordance with the achievement of performance objectives determined each year by the Compensation Committee, in a discretionary amount to be determined by the Compensation Committee and not tied to a specific percentage of annual salary in the employment agreements. Under their respective employment agreements, Mr. Devlin was eligible to earn a performance-based bonus of up to 50% of his annual salary and Mr. Gordon is eligible to earn a performance-based bonus of up to 60% of his annual salary. Under Mr. Georgino’s agreement, he is entitled to receive a guaranteed bonus of 30% of his annual salary each year, and has the opportunity to receive an additional performance-based bonus of up to 30% of his annual salary. Mr. Chisholm’s agreement entitles him to receive a guaranteed bonus of 10% of his annual salary each year, and provides him with the opportunity to earn an additional performance-based bonus of up to 50% of his annual salary. Each executive’s agreement also provides for health and vacation benefits, and contemplates that the executive will be eligible for future equity or other incentive awards. In addition, Mr. Devlin’s agreement provided for an annual grant of 150,000 stock options and Mr. Gordon’s agreement provides for an annual grant of 100,000 stock options and 50,000 shares of restricted stock.

The employment agreements for Messrs. Heckmann, Johnsrud, Gordon, Georgino and Chisholm provide, and the employment agreement for Mr. Devlin provided, for the following payments and benefits if the executive is terminated by us without cause or resigns for good reason:

•

For Mr. Heckmann, (i) payment of an amount equal to his highest annual rate of base salary over the most recent twelve months in installments over a period of 12 months, (ii) payment of a pro-rata portion of the annual bonus he would have otherwise earned at the same time as bonuses are paid to continuing employees, (iii) reimbursement for health premiums payable for COBRA continuation coverage for a period of up to 12 months, and (iv) full vesting of all outstanding equity awards, other than those awards intended to constitute “qualified performance-based compensation”.

•

For Mr. Johnsrud, (i) payment of an amount equal to his highest annual rate of base salary over the most recent twelve months in installments over a period of 12 months, (ii) payment of a pro-rata portion of the annual bonus he would have otherwise earned at the same time as bonuses are paid to continuing employees, (iii) reimbursement for health premiums payable for COBRA continuation coverage for a period of up to 12 months, and (iv) full vesting of all outstanding equity awards, other than those awards intended to constitute “qualified performance-based compensation”.

•

For Mr. Devlin, (i) payment of an amount equal to his most recent twelve months’ base salary in installments over a period of 12 months, (ii) payment of a pro-rata portion of the annual bonus he would have otherwise earned at the same time as bonuses are paid to continuing employees, and (iii) reimbursement for health premiums payable for COBRA continuation coverage for a period of up to 12 months.

•

For Mr. Gordon, (i) payment of an amount equal to his most recent twelve months’ base salary in installments over a period of 12 months, (ii) payment of a pro-rata portion of the annual bonus he would have otherwise earned at the same time as bonuses are paid to continuing employees, and (iii) reimbursement for health premiums payable for COBRA continuation coverage for a period of up to 12 months.

•

For Mr. Georgino, (i) a lump-sum payment of an amount equal to his most recent twelve months’ base salary (and if the termination is without cause, twelve months of his guaranteed bonus), (ii) reimbursement for health premiums payable for COBRA continuation coverage for a period of up to 12 months, and (iii) full vesting of all outstanding equity awards.

•

For Mr. Chisholm, (i) a lump-sum payment of an amount equal to his most recent twelve months’ base salary (and if the termination is without cause, twelve months of his guaranteed bonus), (ii) reimbursement for health premiums payable for COBRA continuation coverage for a period of up to 12 months, and (iii) full vesting of all outstanding equity awards.

In the event of a termination by us without cause or resignation for good reason, in either case, in connection with a change-in-control of the Company (which generally means a termination within one year after a change-in-control), Messrs. Heckmann, Johnsrud, Gordon, Georgino and Chisholm will be, and Mr. Devlin would have been, entitled to receive the following enhanced payments and benefits in lieu of those described above:

•

For Mr. Heckmann, (i) a lump-sum payment of an amount equal to 2.9 times the sum of his annual base salary in effect on the termination date (or in effect immediately prior to the change-in-control, if higher) and his annual bonus for the year immediately prior to the year in which the change-in-control occurs, (ii) reimbursement for health premiums for COBRA continuation coverage or an individual health care plan for a period of up to 24 months, and (iii) full vesting of all outstanding equity awards.

•

For Mr. Johnsrud, (i) a lump-sum payment of an amount equal to 2.9 times the sum of his annual base salary in effect on the termination date (or in effect immediately prior to the change-in-control, if higher) and his annual bonus for the year immediately prior to the year in which the change-in-control occurs, (ii) reimbursement for health premiums for COBRA continuation coverage or an individual health care plan for a period of up to 24 months, and (iii) full vesting of all outstanding equity awards.

•

For Mr. Devlin, (i) a lump-sum payment of an amount equal to two times the sum of his annual base salary in effect on the termination date (or in effect immediately prior to the change-in-control, if higher) and his annual bonus for the year immediately prior to the year in which the change-in-control occurs, (ii) reimbursement for health premiums for COBRA continuation coverage or an individual health care plan for a period of up to 24 months, and (iii) full vesting of all outstanding equity awards.

•

For Mr. Gordon, (i) a lump-sum payment of an amount equal to two times the sum of his annual base salary in effect on the termination date (or in effect immediately prior to the change-in-control, if higher) and his annual bonus for the year immediately prior to the year in which the change-in-control occurs, (ii) reimbursement for health premiums for COBRA continuation coverage or an individual health care plan for a period of up to 24 months, and (iii) full vesting of all outstanding equity awards.

•

For Mr. Georgino, (i) a lump-sum payment of an amount equal to two times the sum of his annual base salary and guaranteed bonus, in each case as in effect on the termination date or immediately prior to the change-in-control, whichever is higher, (ii) reimbursement for health premiums for COBRA continuation coverage or an individual health care plan for a period of up to 24 months, and (iii) full vesting of all outstanding equity awards.

•

For Mr. Chisholm, (i) a lump-sum payment of an amount equal to two times the sum of his annual base salary and guaranteed bonus, in each case as in effect on the termination date or immediately prior to the change-in-control, whichever is higher, (ii) reimbursement for health premiums for COBRA continuation coverage or an individual health care plan for a period of up to 24 months, and (iii) full vesting of all outstanding equity awards.

Under the employment agreements for Messrs. Heckmann, Johnsrud, Georgino and Chisholm, in the event the executive’s employment terminates due to death or disability, each executive’s agreement entitles him to receive the same severance payments described above for a non-change-in-control related termination by us without cause. Under the employment agreements for Messrs. Gordon and Devlin, in the event the executive’s employment terminates due to death or disability, Mr. Gordon’s agreement entitles him, and for Mr. Devlin would have entitled him, to receive an amount equal to 12 months of such executive’s base salary, payable over 12 months, upon termination.

In order to receive the severance payments and benefits described above, each executive is required to execute a full general release of claims in favor of the Company.

For purposes of the employment agreements for Messrs. Heckmann, Johnsrud, Devlin, Gordon, Georgino and Chisholm, “cause” is generally deemed to exist if the executive, at any time: commits a material breach of his employment agreement, is guilty of gross negligence, recklessness (other than for Messrs. Georgino and Chisholm) or willful misconduct in connection with or affecting the business or affairs of the Company, engages in material and intentional unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company, or is convicted of, or pleads no contest to, a felony criminal offense. For purposes of the employment agreements for Messrs. Devlin, Gordon Georgino and Chisholm, “cause” is also generally deemed to exist if the executive, at any time is guilty of insubordination.

For purposes of the employment agreements for Messrs. Heckmann, Johnsrud, Devlin, Gordon, Georgino and Chisholm, “good reason” generally means a material reduction in base salary (other than for Messrs. Devlin and Gordon), a material reduction in an executive’s authority, duties, and executive responsibilities (for Messrs. Georgino and Chisholm, their respective duties, positions and responsibilities) with the Company, a material change in his employment location (other than for Messrs. Devlin and Gordon), or a material breach of his employment agreement by the Company. For purposes of the employment agreements for Messrs. Heckmann, Johnsrud, Devlin and Gordon, “good reason” also means a change in direct reporting to anyone other than the Board of Directors of the Company for Messrs. Heckmann and Johnsrud and anyone of lesser rank than the Chief Executive Officer for Messrs. Devlin and Gordon.

In the tables below, we summarize the estimated payments and benefits that will be made to Messrs. Heckmann, Johnsrud, Gordon, Georgino and Chisholm, and would have been made to Mr. Devlin, upon a termination of employment in the various circumstances listed. These payments and benefits would be provided by the Company. Please see “Compensation Discussion and Analysis” above for a discussion of how the level of these payments and benefits was determined. The tables should be read together with the above description of our employment agreements with Messrs. Heckmann, Johnsrud, Devlin, Gordon, Georgino and Chisholm. The major assumptions that we used in creating the tables are set forth directly below.

Date of Termination. The tables assume that any triggering event took place on December 31, 2012, and the calculations are based on the base salaries in effect at the end of the 2012 fiscal year.

Bonus. The tables below use the amount of the maximum bonuses payable to Messrs. Devlin, Gordon, Georgino and Chisholm for services during 2012 under the terms of their employment agreements. Because the employment agreements with Messrs. Heckmann and Johnsrud provide only for a bonus to be payable at the discretion of the Compensation Committee, and because no bonuses have been paid to either executive to date, no bonus amounts have been included in the tables for either Mr. Heckmann or Mr. Johnsrud.

Equity Acceleration upon a Change-in-Control. In addition to the accelerated vesting of certain equity awards upon a qualifying termination pursuant to the employment agreements described above, all of the outstanding equity awards held by Messrs. Heckmann, Johnsrud, Devlin, Gordon, Georgino and Chisholm will become fully vested in connection with a change-in-control if the awards are not assumed by the acquiror or cancelled in exchange for a payment equal to the value of the awards. For purposes of calculating the value of shares underlying accelerated awards, we have used $4.03, the closing price of a share of our common stock on December 31, 2012.

Health Benefits. The monthly costs of health benefits that may be payable on termination as set forth in our employment agreements with Messrs. Heckmann, Johnsrud, Devlin, Gordon, Georgino and Chisholm have been estimated to be $1,857 each as of December 31, 2012.

The following table describes the potential payments upon termination for Richard J. Heckmann, our Executive Chairman.

Executive Benefits and Payments Upon Termination	Termination without Cause	Resignation for Good Reason	Termination in connection with a Change-in- Control	Death or Disability	Termination for Cause	Resignation other than for Good Reason
Richard J. Heckmann
Cash Compensation
Base Salary	$700,000	$700,000	$2,030,000	$700,000	$0	$0
Bonus	$—	$—	$—	$—	$0	$0
Equity Awards and Health Benefits
Acceleration of Unvested Equity Grants	$0	$0	$0	$0	$0	$0
Health Benefits	$22,284	$22,284	$44,568	$22,284	$0	$0
Total	$722,284	$722,284	$2,074,568	$722,284	$0	$0

The following table describes the potential payments upon termination for Mark D. Johnsrud, our Chief Executive Officer.

Executive Benefits and Payments Upon Termination	Termination without Cause	Resignation for Good Reason	Termination in connection with a Change-in- Control	Death or Disability	Termination for Cause	Resignation other than for Good Reason
Mark D. Johnsrud
Cash Compensation
Base Salary	$700,000	$700,000	$2,030,000	$700,000	$0	$0
Bonus	$—	$—	$—	$—	$0	$0
Equity Awards and Health Benefits
Acceleration of Unvested Equity Grants	$0	$0	$0	$0	$0	$0
Health Benefits	$22,284	$22,284	$44,568	$22,284	$0	$0
Total	$722,284	$722,284	$2,074,568	$722,284	$0	$0

The following table describes the potential payments upon termination for James Devlin, our former President of the Recycling Division.

Executive Benefits and Payments Upon Termination	Termination without Cause	Resignation for Good Reason	Termination in connection with a Change-in- Control	Death or Disability	Termination for Cause	Resignation other than for Good Reason
James Devlin
Cash Compensation
Base Salary	$400,000	$400,000	$800,000	$400,000	$0	$0
Bonus	$200,000	$200,000	$400,000	$0	$0	$0
Equity Awards and Health Benefits
Acceleration of Unvested Equity Grants	$0	$0	$42,000	$0	$0	$0
Health Benefits	$22,284	$22,284	$44,568	$0	$0	$0
Total	$622,284	$622,284	$1,286,568	$400,000	$0	$0

The following table describes the potential payments upon termination for Charles Gordon, our President of Fluids Management Division.

Executive Benefits and Payments Upon Termination	Termination without Cause	Resignation for Good Reason	Termination in connection with a Change-in- Control	Death or Disability	Termination for Cause	Resignation other than for Good Reason
Charles R. Gordon
Cash Compensation
Base Salary	$300,000	$300,000	$600,000	$300,000	$0	$0
Bonus	$180,000	$180,000	$360,000	$0	$0	$0
Equity Awards and Health Benefits
Acceleration of Unvested Equity Grants	$0	$0	$771,167	$0	$0	$0
Health Benefits	$22,284	$22,284	$44,568	$0	$0	$0
Total	$502,284	$502,284	$1,775,735	$300,000	$0	$0

The following table describes the potential payments upon termination for Damian C. Georgino, our Executive Vice President, Corporate Development and Chief Legal Officer.

Executive Benefits and Payments Upon Termination	Termination without Cause	Resignation for Good Reason	Termination in connection with a Change-in- Control	Death or Disability	Termination for Cause	Resignation other than for Good Reason
Damian C. Georgino
Cash Compensation
Base Salary	$200,000	$200,000	$400,000	$200,000	$0	$0
Bonus	$60,000	$0	$120,000	$60,000	$0	$0
Equity Awards and Health Benefits
Acceleration of Unvested Equity Grants	$403,000	$403,000	$403,000	$403,000	$0	$0
Health Benefits	$22,284	$22,284	$44,568	$22,284	$0	$0
Total	$685,284	$625,284	$967,568	$685,284	$0	$0

The following table describes the potential payments upon termination for W. Christopher Chisholm, our Executive Vice President and Chief Financial Officer of the Fluids Management Division.

Executive Benefits and Payments Upon Termination	Termination without Cause	Resignation for Good Reason	Termination in connection with a Change-in- Control	Death or Disability	Termination for Cause	Resignation other than for Good Reason
W. Christopher Chisholm
Cash Compensation
Base Salary	$250,000	$250,000	$500,000	$250,000	$0	$0
Bonus	$25,000	$0	$50,000	$25,000	$0	$0
Equity Awards and Health Benefits
Acceleration of Unvested Equity Grants	$604,500	$604,500	$604,500	$604,500	$0	$0
Health Benefits	$22,284	$22,284	$44,568	$22,284	$0	$0
Total	$901,784	$876,784	$1,199,068	$901,784	$0	$0

2012 DIRECTOR COMPENSATION

Directors of publicly traded companies have substantial responsibilities and time commitments, and there is a competitive market for highly qualified and experienced directors. As such, the Compensation Committee seeks to provide appropriate compensation to directors taking into account these factors.

Based on a review of our historical practices and a general review of market-competitive practices, our Compensation Committee determined in 2011 (and continued the practice into 2012) that the annual retainer for all non-executive members of the Board will be $75,000 per annum, paid in the form of restricted stock under our 2009 Equity Incentive Plan. These restricted stock awards vest 1/2 on each of the two anniversaries following the grant date.

In addition, members of the Board service on the Audit Committee receive a cash amount of $1,000 per Audit Committee session attended, with the chairperson receiving an additional $1,000 per session. Directors are also reimbursed for their out-of-pocket expenses incurred in traveling to a Board meeting.

The following table provides information on the compensation of the members of our Board (who are not also our employees) during 2012. The compensation paid to Mr. Heckmann, who is one of our employees, is presented above in the Summary Compensation Table and the related tables. Mr. Heckmann did not receive any additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Edward A. Barkett	$4,000	$72,100	$76,100
Lou Holtz	—	$72,100	$72,100
Alfred E. Osborne, Jr.	$8,000	$72,100	$80,100
J. Danforth Quayle	—	$72,100	$72,100
Andrew D. Seidel	—	$72,100	$72,100
Robert B. Simonds, Jr.	—	$72,100	$72,100
Kevin L. Spence	$4,000	$72,100	$76,100

(1)	Directors who are members of our Audit Committee receive $1,000 in fees per meeting attended, and our Chairperson of the Audit Committee (Dr. Osborne) receives an additional $1,000 in fees per meeting attended.

(2)	Each of our non-employee directors received an award of 17,500 restricted shares in 2012 that vest 1/2 on each of the first two anniversaries of the grant date. The dollar amount reflected above is equal to the aggregate grant date fair value of the restricted shares ($4.12, as of October 22, 2013) computed in accordance with FASB ASC Topic 718. For a discussion of the methodologies used to calculate the grant date fair value of these awards, please see the discussion of equity awards contained in Note 11 to the Company’s Consolidated Financial Statements included as part of the Company’s Annual Report filed with the SEC on Form 10-K for the fiscal year ending December 31, 2012.

(3)	As of December 31, 2012, our non-employee directors held the following number of stock options and unvested restricted stock awards. All awards consist of restricted stock except for the 500,000 stock options granted to Mr. Simonds in 2010.

Name	Number of awards
Edward A. Barkett	24,500
Lou Holtz	24,500
Alfred E. Osborne, Jr.	24,500
J. Danforth Quayle	24,500
Andrew D. Seidel	24,500
Robert B. Simonds, Jr.	517,500
Kevin L. Spence	24,500

PROPOSAL 4—AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO

CHANGE OUR NAME FROM HECKMANN CORPORATION TO NUVERRA

ENVIRONMENTAL SOLUTIONS, INC.

(Item 4 on Proxy Card)

Background

On March 6, 2013, the Board adopted a resolution setting forth a proposed amendment to Article I of our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), subject to stockholder approval, to change the Company’s name from “Heckmann Corporation” to “Nuverra Environmental Solutions, Inc.”.

The new name and new brand will reinforce the Company’s increasing size and scope as a comprehensive environmental solutions provider. The name “Nuverra” represents a new era of environmental solutions, and contains references to “new,” “green,” “earth” and “time.” Nuverra reflects the broader focus of our united operating units under one brand. The Board believes that the name change would be in the best interests of the Company and its stockholders.

Under Delaware law, the proposed amendment also requires the approval of the Company’s stockholders. We are asking our stockholders to approve the proposed amendment in the form set forth in Appendix B (the “Amendment”) to change the name of the Company from “Heckmann Corporation” to “Nuverra Environmental Solutions, Inc.”

If this proposal is approved by the stockholders, the Amendment will be filed with the office of the Secretary of State of the State of Delaware as soon as practicable after the annual meeting. The Company anticipates that the NYSE ticker symbol will be changed from “HEK” to “NES”.

Vote Required and Board Recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares outstanding and entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will have the same effect as a negative vote. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum.

The Board believes that the proposed adoption of the Proposal 4 is in the best interests of the Company and its stockholders.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL NO. 4.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board has adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, our Audit Committee will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and either approve or disapprove the related party transaction. Any related party transaction may be consummated, and may continue, only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy.

A “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and in which any related party had, has or will have a direct or indirect interest (other than solely as a result of being a director or a less than five percent beneficial owner of another entity). A “related party” is any (a) person who is or was (since the beginning of the company’s last fiscal year) an executive officer, director or nominee for election as a director, (b) greater than five percent beneficial owner of any class of the Company’s voting securities, or (c) immediate family member of any of the foregoing, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such person, and anyone (other than a tenant or employee) sharing the household of such person.

We have an arrangement with Heckmann Enterprises LLC (“Heckmann Enterprises”), with regard to which Mr. Heckmann, our Executive Chairman, is the sole member, for our use of an airplane owned by Heckmann Enterprises. The airplane may be used by us solely for business-related purposes. Pursuant to the arrangement, which was approved by the Compensation Committee of the Board, we partially reimburse Heckmann Enterprises an hourly fee (currently $6,000 per hour) for the use of the airplane. However, Heckmann Enterprises pays all costs and expenses relating to the operation and ownership of the airplane. During 2012, these payments made by the Company to Heckmann Enterprises totaled approximately $1,189,600. We believe that this arrangement is at least as favorable to the Company as an arrangement with a third party for aircraft use. The arrangement may be terminated by either us or Heckmann Enterprises at any time.

Prior to the Company’s merger with Power Fuels in November 2012, housing units and mobile homes owned by Badlands Development II, LLC (“Badlands Development”) were made available for rent or purchase to Power Fuels’ drivers and other personnel at market rates. Badlands Development is 100% owned by Mr. Johnsrud, and these housing units and mobiles homes continue to be available to the Company’s employees following the Power Fuels acquisition. In connection with these arrangements, the Company withholds the amount of rent due each month from the pay checks of the drivers and other personnel who rent such housing units and pays such amounts directly to Badlands Development.

Beginning in 2010, Power Fuels began purchasing water from Garden Valley Water Depot, which is a sole proprietorship owned by Mr. Johnsrud. The Company continues to purchase water from Garden Valley Water Depot following the Power Fuels acquisition. During the year ended December 31, 2011, Power Fuels paid approximately $2.75 million for water purchased from Garden Valley Water Depot and during the 11 months ended November 30, 2012, Power Fuels paid approximately $2.38 million for water purchased from Garden Valley Water Depot. From the period of November 30, 2012 to December 31, 2012, the Company paid approximately $100,000 for water purchased from Garden Valley Water Depot.

The Company and Mr. Johnsrud are parties to a letter agreement that provides that three salt water disposal wells that are owned personally by Mr. Johnsrud shall be leased to the Company for a 99-year term, to be memorialized in a written lease or leases that are on arm’s length terms customary in the industry (including the payment of royalties). The Company has a right of first refusal in favor of it in the event that Mr. Johnsrud offers to sell or otherwise assign or transfer any of his rights, title or interest in these salt water disposal wells. Mr. Johnsrud was paid approximately $42,000 for disposal fees in 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company regarding the beneficial ownership of its common stock as of March 1, 2013, by (i) those persons known by management of the Company to beneficially own more than 5% of our outstanding common stock, (ii) each director and director nominee, (iii) each of our named executive officers, and (iv) all executive officers and directors of the Company serving as of March 1, 2013, as a group.

	Common Stock
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Richard J. Heckmann(3) Executive Chairman	11,929,086	4.74%

Mark D. Johnsrud(4) Chief Executive Officer and Vice Chairman	95,000,000	37.72%

Jay C. Parkinson(5) Executive Vice President and Chief Financial Officer	200,000	*

Charles R. Gordon(6) President and Chief Operating Officer	466,666	*

W. Christopher Chisholm(7) Executive Vice President and Chief Financial Officer, Fluids Management Division	220,833	*

Damian C. Georgino(8) Executive Vice President, Corporate Development, Chief Legal Officer and Corporate Secretary	224,833	*

James Devlin(9) Former President, Recycling Division	—	—

Edward A. Barkett(10) Director	77,238	*

Lou Holtz(11) Director	339,732	*

Alfred E. Osborne, Jr.(12) Director	163,116	*

J. Danforth Quayle(13) Director	187,116	*

Andrew D. Seidel(14) Director	107,500	*

Robert B. Simonds, Jr.(15) Director and Vice-Chairman	460,833	*

Kevin L. Spence(16) Director	31,500	*

Executive officers, directors and director-nominees as a group (14 persons)	109,408,453	43.44%

Steinberg Asset Management, LLC(17)(18)	8,981,812	3.57%

12 East 49th Street Suite 1202 New York, NY 10017

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Unless otherwise indicated, the address for each director, director-nominee and officer is c/o Heckmann Corporation, 14646 N. Kierland Blvd., Suite 260, Scottsdale, Arizona 85254. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The information in this table is based on statements in filings with the SEC, or other reliable information available to the Company.

(2)	Beneficial ownership of shares and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options or warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from March 1, 2012 are deemed outstanding for the purpose of computing the percentage of shares beneficially owned by the person holding such instruments, but are not deemed outstanding for the purpose of computing the percentage of any other person. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table have reported that they have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them. A total of 251,866,062 shares of common stock are considered to be outstanding on March 1, 2012, pursuant to Rule 13d-3(d)(1) under the Exchange Act. No shares of common stock held by a director, director nominee or officer has been pledged as security. The Company is not aware of any arrangements or pledge of common stock that could result in a change of control of the Company.

(3)	Includes 9,000 shares of common stock held by two of Mr. Heckmann’s children, each of whom resides with him; and 11,754,736 shares of common stock held by Heckmann Acquisition, LLC, a Delaware limited liability company, of which Heckmann Enterprises, Inc., a California corporation, is the sole member; Mr. Heckmann is sole shareholder of Heckmann Enterprises, Inc.

(4)	Includes 6,550,000 shares held by JPJ LP, a Delaware limited partnership of which Badlands Capital, LLC, a Delaware limited liability company is the general partner; Mr. Johnsrud is the sole member of Badlands Capital, LLC. Also includes 10,000,000 shares held in escrow pursuant to the terms of the Agreement and Plan of Merger relating to the Power Fuels merger.

(5)	Includes 200,000 shares of restricted stock which are scheduled to vest 100% on September 10, 2015. In addition, Mr. Parkinson has an option to purchase 300,000 shares of which one-third is scheduled to vest on September 10, 2013 and 1/36 is scheduled to vest each month during the succeeding 24-month period, until fully vested.

(6)	Includes 100,000 shares of restricted stock of which 50,000 shares are scheduled to vest on October 3, 2014, and 50,000 shares are scheduled to vest on October 1, 2015. Mr. Gordon holds options to purchase (i) 500,000 shares of which 333,333 shares are vested and the remaining 166,667 shares are scheduled to vest on October 7, 2013, and (ii) 100,000 shares, of which 33,333 shares are vested, an additional 33,333 shares are scheduled to vest on October 3, 2013, and the remaining 33,337 shares are scheduled to vest on October 3, 2014.

(7)	Includes 150,000 shares of restricted stock which are scheduled to vest 100% on November 15, 2014. Mr. Chisholm holds an option to purchase 150,000 shares of which 62,500 shares are vested and the remaining 87,500 shares are scheduled to vest 4,166.66 each month until fully vested (accordingly, in addition to the vested portion, Mr. Chisholm is deemed to beneficially own an additional 8,333 shares that are scheduled to vest within 60 days of March 1, 2013).

(8)

Includes 100,000 shares of restricted stock which are scheduled to vest 100% on July 7, 2014, and (i) 1,000 shares held in trust, of which Mr. Georgino is trustee, for the benefit of his son, and (ii) 1,000 shares held in trust, of which Mr. Georgino is trustee, for the benefit of his daughter. In addition, Mr. Georgino holds an option to purchase 150,000 shares of which 112,500 shares are vested and the remaining 37,500 shares are scheduled to vest 4,166.66 each month until fully vested (accordingly, in addition to the vested portion, Mr. Georgino is deemed to beneficially own an additional 8,333 shares that are scheduled to vest within 60 days of March 1, 2013).

(9)	Mr. Devlin resigned from the Company effective February 12, 2013. In connection with his resignation, all of his equity compensation, which had not vested at the time of his resignation, was forfeited. The Company is not aware that Mr. Devlin currently holds any shares of the Company’s common stock.

(10)	Includes 51,500 shares of restricted stock, of which 27,000 shares are vested, 7,000 shares are scheduled to vest on October 20, 2013, and the remaining 17,500 shares are scheduled to vest one-third on each of October 22, 2013, 2014 and 2015.

(11)	Includes 51,500 shares of restricted stock, of which 27,000 shares are vested, 7,000 shares are scheduled to vest on October 20, 2013, and the remaining 17,500 shares are scheduled to vest one-third on each of October 22, 2013, 2014 and 2015.

(12)	Includes 51,500 shares of restricted stock, of which 27,000 shares are vested, 7,000 shares are scheduled to vest on October 20, 2013, and the remaining 17,500 shares are scheduled to vest one-third on each of October 22, 2013, 2014 and 2015. Also includes 106,616 shares that are held of record by the Alfred E. Osborne Jr. and Nancy Rahnasto Osborne Trust.

(13)	Includes 51,500 shares of restricted stock, of which 27,000 shares are vested, 7,000 shares are scheduled to vest on October 20, 2013, and the remaining 17,500 shares are scheduled to vest one-third on each of October 22, 2013, 2014 and 2015. Also includes 110,616 shares that are held of record by the James D. Quayle 2000 Irrevocable Trust and 25,000 shares that are held of record by the BTC Inc. Retirement Trust.

(14)	Includes 51,500 shares of restricted stock, of which 27,000 shares are vested, 7,000 shares are scheduled to vest on October 20, 2013, and the remaining 17,500 shares are scheduled to vest one-third on each of October 22, 2013, 2014 and 2015. Also includes 53,000 shares that are held of record by the Andrew D. Seidel Living Trust.

(15)	Includes 37,500 shares of restricted stock, of which 20,000 shares are vested and the remaining 17,500 shares are scheduled to vest one-third on each of October 22, 2013, 2014 and 2015. Also includes an option to purchase 500,000 shares of which 333,333 shares are vested and the remaining 166,667 shares are scheduled to vest on October 7, 2013.

(16)	Includes 31,500 shares of restricted stock, of which 7,000 shares are vested, 7,000 shares are scheduled to vest on October 20, 2013, and the remaining 17,500 shares are scheduled to vest one-third on each of October 22, 2013, 2014 and 2015.

(17)	Based solely on the information contained in the Schedule 13G/A filed with the SEC on February 14, 2013, by Steinberg Asset Management LLC, reporting ownership of more than 5% of our outstanding common stock as of such date: (a) Steinberg Asset Management LLC has sole voting and dispositive power over 8,950,817 shares (3.55% of the Company’s outstanding common stock as of March 1, 2013) and shared voting and dispositive power over 0 shares and Michael A Steinberg has sole voting and dispositive power over 31,000 shares (less than 1% of the Company’s outstanding common stock as of March 1, 2013) and shared voting and dispositive power over 0 shares. Michael A. Steinberg may be deemed to have beneficial ownership of the securities beneficially owned by; (b) Steinberg Asset Management, LLC and Michael A. Steinberg & Company, Inc; and (c) the securities reported as beneficially owned by Michael A. Steinberg include securities held by Mr. Steinberg’s wife and children as well as securities held in trust for Mr. Steinberg’s children of which Mr. Steinberg is trustee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent stockholders also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during 2012 all of our executive officers and directors filed the required reports on a timely basis under Section 16(a), except that each of Messrs. Barkett, Holtz, Osborne, Quayle, Seidel, Simonds and Spence filed a late Form 4 reflecting the October 20, 2012 grant of 17,500 shares of restricted stock as annual compensation to serve as members of the Board.

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

Pursuant to Rule 14a-8 promulgated under the Exchange Act, proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2014 annual meeting of stockholders must be received at our principal executive offices not later than December [—], 2013, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement.

Our Bylaws require that any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2014 Annual Meeting, must be received at our principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the 2013 annual meeting. As a result, proposals, including director nominations, submitted pursuant to these provisions of our Bylaws must be received no earlier than the close of business on January 8, 2014 and no later than the close of business on February 7, 2014.

In addition, Bylaws provide certain requirements that must be met for business to be properly brought before an annual meeting of stockholders. Pursuant to our Bylaws, only business brought before the 2014 annual meeting in accordance with the following procedures may be transacted. Business may be brought before an annual meeting of stockholders only (1) if specified in the notice of meeting by or at the direction of the Board or (2) by a stockholder who is a stockholder of record at the time of the giving of the required notice described below, who is entitled to vote at the meeting, and who complies with the following notice procedures. For business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice of such business in proper written form to our Corporate Secretary.

Our Bylaws provide that to be timely, a stockholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is advanced by more than 30 days prior to or more than 60 days after the anniversary of the prior year’s annual meeting, notice by a stockholder for the current year’s annual meeting must be delivered (A) not earlier than the close of business on the 120th calendar day prior to such annual meeting nor (B) later than the close of business on the 10th calendar day following the earlier of (1) the day on which notice of the meeting was mailed or (2) the day on which we first publicly announce the date of such meeting.

To be in proper written form, our Bylaws provide that a stockholder’s notice to the Corporate Secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) with respect to the proposal, (iv) any derivative positions with respect to shares of the Company’s capital stock held or beneficially held by or on behalf of such stockholder, the extent to which any hedging or other transaction or series of transactions has been entered into with respect to shares of the Company’s capital stock by or on behalf of such stockholder, and the extent to which any other agreement or understanding has been made, the effect or intent of which is to mitigate loss, manage risk or benefit share price changes, or increase or decrease the voting power of such stockholder with respect to shares of the Company’s capital stock, (v) a representation that such stockholder is a holder of record entitled to vote at the annual meeting and intends to appear in person or by proxy at the annual meeting to propose such business at the annual meeting, (vi) a representation whether the stockholder intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to adopt the proposal and/or (B) otherwise to solicit proxies from stockholders in support of such proposal, and (vii) any other information relating to such stockholder required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

In addition, the stockholder’s notice to our Corporate Secretary with respect to any other business (other than the nomination of persons for the election of directors) must set forth (i) a brief description of the business desired to be brought before the annual meeting (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration), (iii) the reasons for conducting such business at the annual meeting, and (iv) any material interest in such business of such stockholder.

Stockholders should submit their proposals to Heckmann Corporation, 14646 N. Kierland Blvd., Suite 260, Scottsdale, Arizona 85254, Attention: Corporate Secretary.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding the Company’s common stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, or proxy statement mailed to you, please submit a request to Heckmann Corporation, 14646 N. Kierland Blvd., Suite 260, Scottsdale, Arizona 85254, Attention: Investor Relations or contact the Company at (412) 329-7275, and we will promptly send you what you have requested without charge. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials that was sent to you. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxies will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting Discretionary authority for them to do so is contained in the proxy.

Any stockholder or stockholder’s representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting, may request reasonable assistance or accommodation from the Company by contacting the Company by mail at Heckmann Corporation, 14646 N. Kierland Blvd., Suite 260, Scottsdale, Arizona 85254, or by phone at (760) 341-3606. To provide the Company sufficient time to arrange for reasonable assistance or accommodation, please submit all requests by April 30, 2013.

Whether you intend to attend the live webcast of the Annual Meeting or not, we urge you to return your signed proxy promptly.

By Order of the Board of Directors,

Damian C. Georgino

Executive Vice President, Corporate Development, Chief Legal Officer and Corporate Secretary

APPENDIX A: COMPENSATION COMMITTEE CHARTER

CHARTER OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS OF

HECKMANN CORPORATION

ADOPTED AS OF MAY 19, 2008

AS AMENDED AND RESTATED BY THE BOARD ON [                    ], 2013

I. PURPOSE OF THE COMMITTEE

The purposes of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Heckmann Corporation (the “Corporation”) shall be to oversee the Corporation’s compensation and employee benefit plans and practices, including its executive compensation plans, and its incentive-compensation and equity-based plans; to review and discuss with management the Corporation’s compensation discussion and analysis (“CD&A”) to be included in the Corporation’s annual proxy statement or annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”); and to prepare the Compensation Committee Report as required by the rules of the SEC.

II. COMPOSITION OF THE COMMITTEE

The Committee shall consist of two or more directors as determined from time to time by the Board. Each member of the Committee shall be qualified to serve on the Committee pursuant to the requirements of the New York Stock Exchange (the “NYSE”), and any additional requirements that the Board deems appropriate. Members of the Committee shall also qualify as “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The chairperson of the Committee shall be designated by the Board, provided that if the Board does not so designate a chairperson, the members of the Committee, by a majority vote, may designate a chairperson.

Any vacancy on the Committee shall be filled by majority vote of the Board. No member of the Committee shall be removed except by majority vote of the Board. In determining whether a director is eligible to serve on the Committee, the Board must affirmatively determine that the director has no material relationship with the Corporation (directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation). In making such affirmative determination, the Board must consider all factors specifically relevant to determining whether a director has a relationship to the Corporation that is material to that director’s ability to be independent from management in connection with the duties of a member of the Committee, including but not limited to (A) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the Corporation to such director; and (B) whether such director is affiliated with the Corporation, a subsidiary of the Corporation or an affiliate of a subsidiary of the Corporation.

III. MEETINGS AND PROCEDURES OF THE COMMITTEE

The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but no less than twice annually. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary.

A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

The Committee shall maintain minutes of its meetings and records relating to those meetings and shall report regularly to the Board on its activities, as appropriate.

IV. DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

A. Executive Compensation

The Committee shall have the following duties and responsibilities with respect to the Corporation’s executive compensation plans:

(a) To review at least annually the goals and objectives of the Corporation’s executive compensation plans, and amend, or recommend that the Board amend, these goals and objectives if the Committee deems it appropriate.

(b) To review at least annually the Corporation’s executive compensation plans in light of the Corporation’s goals and objectives with respect to such plans, and, if the Committee deems it appropriate, adopt, or recommend to the Board the adoption of, new, or the amendment of existing, executive compensation plans.

(c) To evaluate annually the performance of the Chief Executive Officer in light of the goals and objectives of the Corporation’s executive compensation plans, and, either as a Committee or together with the other independent directors (as directed by the Board), determine and approve the Chief Executive Officer’s compensation level based on this evaluation. In determining the long-term incentive component of the Chief Executive Officer’s compensation, the Committee shall consider all relevant factors, including the Corporation’s performance and relative stockholder return, the value of similar awards to chief executive officers of comparable companies, and the awards given to the Chief Executive Officer of the Corporation in past years. The Committee may discuss the Chief Executive Officer’s compensation with the Board if it chooses to do so.

(d) To evaluate annually the performance of the other executive officers of the Corporation in light of the goals and objectives of the Corporation’s executive compensation plans, and make recommendations to the Board with respect to the compensation of such other executive officers. To the extent that long-term incentive compensation is a component of such executive officer’s compensation, the Committee shall consider all relevant factors in determining the appropriate level of such compensation, including the factors applicable with respect to the Chief Executive Officer.

(e) To review and approve any severance or termination arrangements to be made with any executive officer of the Corporation.

(f) To perform such duties and responsibilities as may be assigned to the Board or the Committee under the terms of any executive compensation plan.

(g) To review perquisites or other personal benefits to the Corporation’s executive officers and directors and recommend any changes to the Board.

(i) To review and discuss with management the Corporation’s CD&A, and based on that review and discussion, to recommend to the Board that the CD&A be included in the Corporation’s annual proxy statement or annual report on Form 10-K.

(j) To prepare the Compensation Committee Report in accordance with the rules and regulations of the SEC for inclusion in the Corporation’s annual proxy statement or annual report on Form 10-K.

(k) To review the description of the Committee’s processes and procedures for the consideration and determination of executive compensation to be included in the Corporation’s annual proxy statement.

B. General Compensation and Employee Benefit Plans

The Committee shall have the following duties and responsibilities with respect to the Corporation’s general compensation and employee benefit plans, including incentive-compensation and equity-based plans:

(a) To review at least annually the goals and objectives of the Corporation’s general compensation plans and other employee benefit plans, including incentive-compensation and equity-based plans, and amend, or recommend that the Board amend, these goals and objectives if the Committee deems it appropriate.

(b) To review at least annually the Corporation’s general compensation plans and other employee benefit plans, including incentive-compensation and equity-based plans, in light of the goals and objectives of these plans, and recommend that the Board amend these plans if the Committee deems it appropriate.

(c) To review all equity-compensation plans to be submitted for stockholder approval under the NYSE listing standards, and to review and, in the Committee’s sole discretion, approve all equity-compensation plans that are exempt from such stockholder approval requirement.

(d) To perform such duties and responsibilities as may be assigned to the Board or the Committee under the terms of any compensation or other employee benefit plan, including any incentive-compensation or equity-based plan.

V. ROLE OF CHIEF EXECUTIVE OFFICER

The Chief Executive Officer may make, and the Committee may consider, recommendations to the Committee regarding the Corporation’s compensation and employee benefit plans and practices, including its executive compensation plans, its incentive-compensation and equity-based plans with respect to executive officers other than the Chief Executive Officer.

VI. DELEGATION OF AUTHORITY

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that no subcommittee shall consist of fewer than two members; and provided further that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

VII. EVALUATION OF THE COMMITTEE

The Committee shall, on an annual basis, evaluate its performance. In conducting this review, the Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope and shall recommend such changes as it deems necessary or appropriate. The Committee shall address all matters that the Committee considers relevant to its performance, including at least the following: the adequacy, appropriateness and quality of the information and recommendations presented by the Committee to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

The Committee shall deliver to the Board a report, which may be oral, setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Corporation’s or the Board’s policies or procedures.

VIII. INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities. In carrying out its duties and responsibilities, the Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other advisor. The Committee shall not be required to implement or act consistently with the advice or recommendations of the compensation consultant, legal counsel or other adviser to the Committee; provided, that the Committee shall exercise its own judgment in fulfilling its duties and responsibilities as set forth in this Charter. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel or other advisor retained by the Committee. The Committee shall receive appropriate funding from the Corporation, as determined by the Committee in its capacity as a committee of the Board, for the payment of reasonable compensation to compensation consultants, legal counsel and any other advisors retained by the Committee and have sole authority to approve related fees and retention terms. The Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Committee, other than in-house legal counsel, to the Committee, only after taking into consideration the following factors:

1.	Provision of other services. The provision of other services (i.e., non-executive compensation advisory services) to the Corporation by the firm that employs the compensation consultant, legal counsel or other advisor;

2.	Fees as a percentage of total revenues. The amount of fees received from the Corporation by the firm that employs the compensation consultant, legal counsel or other advisor, as a percentage of the total revenue of that firm;

3.	Anti-conflict policies and procedures. The policies and procedures of the firm that employs the compensation consultant, legal counsel or other advisor that are designed to prevent conflicts of interest;

4.	Business and personal relationships with committee members. Any business or personal relationship of the compensation consultant, legal counsel or other advisor with a member of the Committee;

5.	Stock owned of the Corporation. Any stock of the Corporation owned by the compensation consultant, legal counsel or other advisor; and

6.	Business or personal relationship with executive officers. Any business or personal relationship of the compensation consultant, legal counsel, other advisor or the firm employing the advisor with an executive officer of the Corporation.

The Committee shall not be obligated to conduct the independence assessment contemplated above for compensation consultants, legal counsel or other advisors that act in a role limited to the following activities: (a) consulting on any broad-based plan that does not discriminate in scope, terms, or operation, in favor of executive officers or directors of the Corporation, and that is available generally to all salaried employees; or (b) providing information that either is not customized for the Corporation or that is customized based on parameters that are not developed by the compensation consultants, legal counsel, or other advisor, and about which the compensation consultants, legal counsel, or other advisor does not provide advice.

*        *        *

While the members of the Committee have the duties and responsibilities set forth in this Charter, nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of members of the Committee, except to the extent otherwise provided under applicable federal or state law.

APPENDIX B: FORM OF THIRD CERTIFICATE OF AMENDMENT OF AMENDED

AND RESTATED CERTIFICATE OF INCORPORATION OF HECKMANN

CORPORATION

Heckmann Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That prior to the annual meeting of the stockholders held on May [—], 2013, a resolution was duly adopted by the Corporation’s Board of Directors setting forth, approving and adopting a proposed amendment to the Corporation’s Amended and Restated Certificate of Incorporation, declaring such amendment to be advisable and recommending such amendment for approval by the Corporation’s stockholders at the next annual meeting of the stockholders.

The resolutions provides for the amendment of Article FIRST of the Corporation’s Amended and Restated Certificate of Incorporation to read in its entirety as follows:

The name of the Corporation is Nuverra Environmental Solutions, Inc. (the “Corporation”).

SECOND: That on May [—], 2013, in accordance with the resolution of the Corporation’s Board of Directors referenced above herein, the annual meeting of the Corporation’s stockholders was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of such amendment.

THIRD: That such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That resolutions were duly adopted by the Corporation’s Board of Directors ratifying and confirming both the previously adopted resolutions of the Board of Directors and the stockholders’ subsequent approval of the amendment to the Corporation’s Amended and Restated Certificate of Incorporation, as referenced above herein.

IN WITNESS WHEREOF, the Corporation has duly caused this Third Certificate of Amendment of Amended and Restated Certificate of Incorporation to be executed on this [            ] day of [                    ], 2013.

HECKMANN CORPORATION

By:

Its:

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